Exhibit 99.1

ALTRIA GROUP, INC.

and SUBSIDIARIES

Consolidated Financial Statements as of

December 31, 2004 and 2003, and for Each of the

Three Years in the Period Ended December 31, 2004

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars, except share and per share data)

	2004	2003
ASSETS
Consumer products
Cash and cash equivalents	$5,744	$3,777
Receivables (less allowances of $139 in 2004 and $135 in 2003)	5,754	5,256
Inventories:
Leaf tobacco	3,643	3,591
Other raw materials	2,170	2,009
Finished product	4,228	3,940

	10,041	9,540
Assets of discontinued operations held for sale	1,458
Other current assets	2,904	2,809

Total current assets	25,901	21,382
Property, plant and equipment, at cost:
Land and land improvements	889	840
Buildings and building equipment	7,366	6,917
Machinery and equipment	19,566	18,230
Construction in progress	1,266	1,246

	29,087	27,233
Less accumulated depreciation	12,782	11,166

	16,305	16,067
Goodwill	28,056	27,742
Other intangible assets, net	11,056	11,803
Other assets	12,485	10,641

Total consumer products assets	93,803	87,635
Financial services
Finance assets, net	7,827	8,393
Other assets	18	147

Total financial services assets	7,845	8,540

TOTAL ASSETS	$101,648	$96,175

LIABILITIES
Consumer products
Short-term borrowings	$2,546	$1,715
Current portion of long-term debt	1,751	1,661
Accounts payable	3,466	3,198
Accrued liabilities:
Marketing	2,516	2,443
Taxes, except income taxes	2,909	2,325
Employment costs	1,325	1,363
Settlement charges	3,501	3,530
Other	3,072	2,455
Income taxes	983	1,316
Dividends payable	1,505	1,387

Total current liabilities	23,574	21,393
Long-term debt	16,462	18,953
Deferred income taxes	7,677	7,295
Accrued postretirement health care costs	3,285	3,216
Minority interest	4,764	4,760
Other liabilities	6,856	7,161

Total consumer products liabilities	62,618	62,778
Financial services
Long-term debt	2,221	2,210
Deferred income taxes	5,876	5,815
Other liabilities	219	295

Total financial services liabilities	8,316	8,320

Total liabilities	70,934	71,098

Contingencies (Note 19)
STOCKHOLDERS’ EQUITY
Common stock, par value $0.33 1/3 per share
(2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,176	4,813
Earnings reinvested in the business	50,595	47,008
Accumulated other comprehensive losses
(including currency translation of $610 in 2004 and $1,578 in 2003)	(1,141)	(2,125)
Cost of repurchased stock
(746,433,841 shares in 2004 and 768,697,895 shares in 2003)	(24,851)	(25,554)

Total stockholders’ equity	30,714	25,077

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$101,648	$96,175

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2004	2003	2002
Net revenues	$89,610	$81,320	$79,933
Cost of sales	33,959	31,573	32,491
Excise taxes on products	25,647	21,128	18,226

Gross profit	30,004	28,619	29,216
Marketing, administration and research costs	13,665	12,538	12,217
Domestic tobacco headquarters relocation charges	31	69
Domestic tobacco legal settlement		202
International tobacco E.C. agreement	250
Asset impairment and exit costs	718	86	223
Losses (gains) on sales of businesses	3	(31)	(80)
Integration costs and a loss on sale of a food factory		(13)	111
Provision for airline industry exposure	140		290
Amortization of intangibles	17	9	7

Operating income	15,180	15,759	16,448
Gain on Miller Brewing Company transaction			(2,631)
Interest and other debt expense, net	1,176	1,150	1,134

Earnings from continuing operations before income taxes and minority interest	14,004	14,609	17,945
Provision for income taxes	4,540	5,097	6,368

Earnings from continuing operations before minority interest	9,464	9,512	11,577
Minority interest in earnings from continuing operations, and equity earnings, net	44	391	556

Earnings from continuing operations	9,420	9,121	11,021
(Loss) earnings from discontinued operations, net of income taxes and minority interest	(4)	83	81

Net earnings	$9,416	$9,204	$11,102

Per share data:
Basic earnings per share:
Continuing operations	$4.60	$4.50	$5.22
Discontinued operations		0.04	0.04

Net earnings	$4.60	$4.54	$5.26

Diluted earnings per share:
Continuing operations	$4.57	$4.48	$5.18
Discontinued operations	(0.01)	0.04	0.03

Net earnings	$4.56	$4.52	$5.21

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of STOCKHOLDERS’ EQUITY

(in millions of dollars, except per share data)

				Accumulated Other Comprehensive Earnings (Losses)
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Currency Translation Adjustments	Other	Total	Cost of Repurchased Stock	Total Stockholders’ Equity
Balances, January 1, 2002	$935	$4,503	$37,269	$(3,238)	$(135)	$(3,373)	$(19,714)	$19,620
Comprehensive earnings:
Net earnings			11,102					11,102
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				287		287		287
Additional minimum pension liability					(760)	(760)		(760)
Change in fair value of derivatives accounted for as hedges					(110)	(110)		(110)

Total other comprehensive losses								(583)

Total comprehensive earnings								10,519

Exercise of stock options and issuance of other stock awards		139	15				563	717
Cash dividends declared ($2.44 per share)			(5,127)					(5,127)
Stock repurchased							(6,251)	(6,251)

Balances, December 31, 2002	935	4,642	43,259	(2,951)	(1,005)	(3,956)	(25,402)	19,478
Comprehensive earnings:
Net earnings			9,204					9,204
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				1,373		1,373		1,373
Additional minimum pension liability					464	464		464
Change in fair value of derivatives accounted for as hedges					(6)	(6)		(6)

Total other comprehensive earnings								1,831

Total comprehensive earnings								11,035

Exercise of stock options and issuance of other stock awards		171	(93)				537	615
Cash dividends declared ($2.64 per share)			(5,362)					(5,362)
Stock repurchased							(689)	(689)

Balances, December 31, 2003	935	4,813	47,008	(1,578)	(547)	(2,125)	(25,554)	25,077
Comprehensive earnings:
Net earnings			9,416					9,416
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				968		968		968
Additional minimum pension liability					(53)	(53)		(53)
Change in fair value of derivatives accounted for as hedges					69	69		69

Total other comprehensive earnings								984

Total comprehensive earnings								10,400

Exercise of stock options and issuance of other stock awards		363	(39)				703	1,027
Cash dividends declared ($2.82 per share)			(5,790)					(5,790)

Balances, December 31, 2004	$935	$5,176	$50,595	$(610)	$(531)	$(1,141)	$(24,851)	$30,714

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of CASH FLOWS

for the years ended December 31,

(in millions of dollars)

	2004	2003	2002
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings – Consumer products	$9,330	$8,934	$11,072
– Financial services	86	270	30

Net earnings	9,416	9,204	11,102
Adjustments to reconcile net earnings to operating cash flows:
Consumer products
Depreciation and amortization	1,607	1,440	1,331
Deferred income tax provision	381	717	1,310
Minority interest in earnings from continuing operations, and equity earnings, net	44	405	572
Domestic tobacco legal settlement, net of cash paid	(57)	57
Domestic tobacco headquarters relocation charges, net of cash paid	(22)	35
Escrow bond for Price domestic tobacco case	(820)	(610)
Integration costs and a loss on sale of a food factory, net of cash paid	(1)	(26)	91
Asset impairment and exit costs, net of cash paid	510	62	195
Impairment loss on discontinued operations	107
Gain on Miller Brewing Company transaction			(2,631)
Losses (gains) on sales of businesses	3	(31)	(80)
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	(193)	295	(161)
Inventories	(140)	251	38
Accounts payable	49	(220)	(640)
Income taxes	(502)	(119)	(151)
Accrued liabilities and other current assets	785	(588)	489
Domestic tobacco accrued settlement charges	(31)	497	(189)
Pension plan contributions	(1,078)	(1,183)	(1,104)
Pension provisions and postretirement, net	425	278	250
Other	314	33	(348)
Financial services
Deferred income tax provision	7	267	275
Provision for airline industry exposure	140		290
Other	(54)	52	(27)

Net cash provided by operating activities	10,890	10,816	10,612

See notes to consolidated financial statements.

Continued

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of CASH FLOWS (Continued)

for the years ended December 31,

(in millions of dollars)

	2004	2003	2002
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Consumer products
Capital expenditures	$(1,913)	$(1,974)	$(2,009)
Purchase of businesses, net of acquired cash	(179)	(1,041)	(147)
Proceeds from sales of businesses	18	96	221
Other	24	125	54
Financial services
Investments in finance assets	(10)	(140)	(950)
Proceeds from finance assets	644	507	360

Net cash used in investing activities	(1,416)	(2,427)	(2,471)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Consumer products
Net repayment of short-term borrowings	(1,090)	(419)	(473)
Long-term debt proceeds	833	3,077	5,325
Long-term debt repaid	(1,594)	(1,871)	(2,024)
Financial services
Net repayment of short-term borrowings			(512)
Long-term debt proceeds			440
Long-term debt repaid	(189)	(147)
Repurchase of Altria Group, Inc. common stock		(777)	(6,220)
Repurchase of Kraft Foods Inc. common stock	(688)	(372)	(170)
Dividends paid on Altria Group, Inc. common stock	(5,672)	(5,285)	(5,068)
Issuance of Altria Group, Inc. common stock	827	443	724
Other	(409)	(108)	(187)

Net cash used in financing activities	(7,982)	(5,459)	(8,165)

Effect of exchange rate changes on cash and cash equivalents	475	282	136

Cash and cash equivalents:
Increase	1,967	3,212	112
Balance at beginning of year	3,777	565	453

Balance at end of year	$5,744	$3,777	$565

Cash paid: Interest – Consumer products	$1,397	$1,336	$1,355

– Financial services	$97	$120	$88

Income taxes	$4,448	$4,158	$4,818

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

Background:

Throughout these financial statements, the term “Altria Group, Inc.” refers to the consolidated financial position, results of operations and cash flows of the Altria family of companies and the term “ALG” refers solely to the parent company. ALG, through its wholly-owned subsidiaries, Philip Morris USA Inc. (“PM USA”), Philip Morris International Inc. (“PMI”) and its majority-owned (85.4%) subsidiary, Kraft Foods Inc. (“Kraft”), is engaged in the manufacture and sale of various consumer products, including cigarettes, packaged grocery products, snacks, beverages, cheese and convenient meals. Philip Morris Capital Corporation (“PMCC”), another wholly-owned subsidiary, maintains a portfolio of leveraged and direct finance leases. During 2003, PMCC shifted its strategic focus from an emphasis on the growth of its portfolio of finance leases through new investments to one of maximizing investment gains and generating cash flows from its existing portfolio of finance assets. Miller Brewing Company (“Miller”), engaged in the manufacture and sale of various beer products, was ALG’s wholly-owned subsidiary prior to the merger of Miller into South African Breweries plc (“SAB”) on July 9, 2002 (see Note 4. Miller Brewing Company Transaction). ALG’s access to the operating cash flows of its subsidiaries consists of cash received from the payment of dividends and interest, and the repayment of amounts borrowed from ALG by its subsidiaries.

On November 15, 2004, Kraft announced the sale of substantially all of its sugar confectionery business for approximately $1.5 billion. The transaction, which is subject to regulatory approval, is expected to be completed in the second quarter of 2005. Altria Group, Inc. has reflected the results of Kraft’s sugar confectionery business as discontinued operations on the consolidated statements of earnings for all years presented. The assets related to the sugar confectionery business were reflected as assets of discontinued operations held for sale on the consolidated balance sheet at December 31, 2004. Accordingly, historical statements of earnings amounts included in the notes to the consolidated financial statements have been restated to reflect the discontinued operation.

Basis of presentation:

The consolidated financial statements include ALG, as well as its wholly-owned and majority-owned subsidiaries. Investments in which ALG exercises significant influence (20%-50% ownership interest), are accounted for under the equity method of accounting. Investments in which ALG has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and other intangible assets, income taxes, and the allowance for loan losses and estimated residual values of finance leases. Actual results could differ from those estimates.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Balance sheet accounts are segregated by two broad types of business. Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.

Certain prior years’ amounts have been reclassified to conform with the current year’s presentation, due primarily to the new global organization structure at Kraft and the classification of the sugar confectionery business as discontinued operations.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents:

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation, amortization and goodwill valuation:

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years, and buildings and building improvements over periods up to 50 years.

Definite life intangible assets are amortized over their estimated useful lives. Altria Group, Inc. is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. During 2004, Altria Group, Inc. completed its annual review of goodwill and intangible assets. This review resulted in a $29 million non-cash pre-tax charge at Kraft related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico. A portion of this charge, $12 million, was recorded as asset impairment and exit costs on the consolidated statement of earnings. The remainder of the charge, $17 million, is included in discontinued operations.

Goodwill by segment was as follows (in millions):

	December 31, 2004	December 31, 2003
International tobacco	$2,222	$2,016
North American food	20,511	20,877
International food	5,323	4,849

Total goodwill	$28,056	$27,742

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets were as follows (in millions):

	December 31, 2004		December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$10,901		$11,758
Amortizable intangible assets	212	$57	84	$39

Total intangible assets	$11,113	$57	$11,842	$39

Non-amortizable intangible assets substantially consist of brand names from the acquisition of Nabisco Holdings Corp. (“Nabisco”). Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets during the years ended December 31, 2004, 2003 and 2002, was $17 million, $9 million and $7 million, respectively. Amortization expense for each of the next five years is estimated to be $20 million or less, assuming no additional transactions occur that require the amortization of intangible assets.

The movement in goodwill and intangible assets is as follows (in millions):

	2004		2003
	Goodwill	Intangible Assets	Goodwill	Intangible Assets
Balance at January 1	$27,742	$11,842	$26,037	$11,864
Changes due to:
Acquisitions	90	74	996	30
Reclassification to assets held for sale	(814)	(485)
Currency	640	3	602	(38)
Intangible asset impairment		(29)
Other	398	(292)	107	(14)

Balance at December 31	$28,056	$11,113	$27,742	$11,842

As a result of Kraft’s common stock repurchases, ALG’s ownership percentage of Kraft has increased, thereby resulting in an increase in goodwill. Other, above, includes this additional goodwill, as well as the reclassification to goodwill of certain amounts previously classified as indefinite life intangible assets, and tax adjustments related to the Nabisco acquisition.

Environmental costs:

Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that Altria Group, Inc. may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on Altria Group, Inc.’s consolidated financial position, results of operations or cash flows.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Finance leases:

Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant after-tax rates of return on the positive net investment balances.

Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant pre-tax rates of return on the net investment balances.

Finance leases include unguaranteed residual values that represent PMCC’s estimates at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease terms. The estimated residual values are reviewed annually by PMCC’s management based on a number of factors and activity in the relevant industry. If necessary, revisions are recorded to reduce the residual values. Such reviews resulted in a decrease of $25 million to PMCC’s net revenues and results of operations in 2004. There were no adjustments in 2003 and 2002.

Investments in leveraged leases are stated net of related nonrecourse debt obligations, except for a debt obligation as a result of the securitization of rents on a leveraged lease which is reflected as other liabilities on the consolidated balance sheets.

Foreign currency translation:

Altria Group, Inc. translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ equity. Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

Guarantees:

Effective January 1, 2003, Altria Group, Inc. adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities initiated or modified after December 31, 2002. Altria Group, Inc. has applied the recognition provisions of Interpretation No. 45 to guarantee activities initiated after December 31, 2002. Adoption of Interpretation No. 45 as of January 1, 2003, did not have a material impact on Altria Group, Inc.’s consolidated financial statements. See Note 19. Contingencies for a further discussion of guarantees.

Hedging instruments:

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Impairment of long-lived assets:

Altria Group, Inc. reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes:

Altria Group, Inc. accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant judgment is required in determining income tax provisions and in evaluating tax positions. ALG and its subsidiaries establish additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities. ALG and its subsidiaries adjust these additional accruals in light of changing facts and circumstances. The consolidated tax provision includes the impact of changes to accruals that are considered appropriate, as well as the related net interest.

Inventories:

Inventories are stated at the lower of cost or market. The last-in, first-out (“LIFO”) method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

In 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 requires that abnormal idle facility expense, spoilage, freight and handling costs be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility. Altria Group, Inc. is required to adopt the provisions of SFAS No. 151 prospectively after January 1, 2006, but the effect of adoption is not expected to have a material impact on its consolidated results of operations, financial position or cash flows.

Marketing costs:

ALG’s subsidiaries promote their products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. For interim reporting purposes, advertising and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Revenue recognition:

The consumer products businesses recognize revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. ALG’s tobacco subsidiaries also include excise taxes billed to customers in revenues. Shipping and handling costs are classified as part of cost of sales.

Software costs:

Altria Group, Inc. capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation:

Altria Group, Inc. accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” which has not resulted in compensation cost for stock options. The market value at date of grant of restricted stock and rights to receive shares of stock is recorded as compensation expense over the period of restriction.

At December 31, 2004, Altria Group, Inc. had stock-based employee compensation plans, which are described more fully in Note 12. Stock Plans. Altria Group, Inc. applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for stock options within those plans. No compensation expense for employee stock options is reflected in net earnings, as all stock options granted under those plans had an exercise price not less than the market value of the common stock on the date of the grant. Net earnings, as reported, includes pre-tax compensation expense related to restricted stock and rights to receive shares of stock of $185 million, $99 million and $13 million for the years ended December 31, 2004, 2003 and 2002, respectively. The following table illustrates the effect on net earnings and earnings per share (“EPS”) if Altria Group, Inc. had applied the fair value recognition provisions of SFAS No. 123 to measure stock-based compensation expense for outstanding stock option awards for the years ended December 31, 2004, 2003 and 2002 (in millions, except per share data):

	2004	2003	2002
Net earnings, as reported	$9,416	$9,204	$11,102
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	12	19	137

Pro forma net earnings	$9,404	$9,185	$10,965

Earnings per share:
Basic - as reported	$4.60	$4.54	$5.26

Basic - pro forma	$4.59	$4.53	$5.19

Diluted - as reported	$4.56	$4.52	$5.21

Diluted - pro forma	$4.56	$4.51	$5.15

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc. has not granted stock options to employees since 2002. The amount shown above as stock-based compensation expense in 2004 relates primarily to Executive Ownership Stock Options (“EOSOs”). Under certain circumstances, senior executives who exercise outstanding stock options, using shares to pay the option exercise price and taxes, receive EOSOs equal to the number of shares tendered. During the years ended December 31, 2004, 2003 and 2002, Altria Group, Inc. granted 1.7 million, 1.3 million and 2.6 million EOSOs, respectively.

In 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires companies to measure compensation cost for share-based payments at fair value. Altria Group, Inc. will adopt this new standard prospectively, on July 1, 2005, and does not expect the adoption of SFAS No. 123R to have a material impact on Altria Group, Inc.’s 2005 consolidated financial position, results of operations or cash flows.

Note 3. Asset Impairment and Exit Costs:

For the years ended December 31, 2004, 2003 and 2002, pre-tax asset impairment and exit costs consisted of the following:

		2004	2003	2002
		(in millions)
Separation program	Domestic tobacco	$1	$13
Separation program	International tobacco*	31		$58
Separation program	North American food			135
Separation program	International food			7
Separation program	Beer			8
Separation program	General corporate**	56	26
Restructuring program	North American food	383
Restructuring program	International food	200
Asset impairment	International tobacco*	13
Asset impairment	North American food	8
Asset impairment	International food	12	6
Asset impairment	Beer			15
Asset impairment	General corporate**	10	41
Lease termination	General corporate**	4

Asset impairment and exit costs		$718	$86	$223

*	During 2004, PMI announced that it will close its Eger, Hungary facility. In addition, during 2004, PMI closed a factory in Belgium and streamlined its Benelux operations. PMI recorded pre-tax charges of $44 million for severance benefits and impairment charges during 2004.

**	In 2004 and 2003, Altria Group, Inc. recorded pre-tax charges of $70 million and $26 million, respectively, primarily related to the streamlining of various corporate functions in 2004 and 2003, and the write-off of an investment in an e-business consumer products purchasing exchange in 2004. In addition, during 2004, Altria Group, Inc. sold its office facility in Rye Brook, New York. In connection with this sale, Altria Group, Inc. recorded a pre-tax charge in 2003 of $41 million to write down the facility and the related fixed assets to fair value.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Kraft Restructuring Program:

In January 2004, Kraft announced a multi-year restructuring program with the objectives of leveraging Kraft’s global scale, realigning and lowering its cost structure, and optimizing capacity utilization. As part of this program, Kraft anticipates the closing or sale of up to twenty plants and the elimination of approximately six thousand positions. From 2004 through 2006, Kraft expects to incur up to $1.2 billion in pre-tax charges for the program, reflecting asset disposals, severance and other implementation costs, including $641 million incurred in 2004. Approximately one-half of the pre-tax charges are expected to require cash payments.

During 2004, Kraft recorded $603 million of asset impairment and exit costs on the consolidated statement of earnings. These pre-tax charges were composed of $583 million of costs under the restructuring program, $12 million of impairment charges relating to intangible assets and $8 million of impairment charges related to the sale of Kraft’s yogurt business. The restructuring charges resulted from the 2004 announcement of the closing of thirteen plants, the termination of co-manufacturing agreements and the commencement of a number of workforce reduction programs. Approximately $216 million of the pre-tax charges incurred in 2004 will require cash payments.

Pre-tax restructuring liability activity for 2004 was as follows (in millions):

	Severance	Asset Write- downs	Other	Total
Liability balance, January 1, 2004	$—	$—	$—	$—
Charges	176	363	44	583
Cash spent	(84)		(26)	(110)
Charges against assets	(5)	(363)		(368)
Currency	4		1	5

Liability balance, December 31, 2004	$91	$—	$19	$110

Severance costs in the above schedule, which relate to the workforce reduction programs, include the cost of related benefits. Specific programs announced during 2004, as part of the overall restructuring program, will result in the elimination of approximately 3,500 positions. Asset write-downs relate to the impairment of assets caused by the plant closings. Other costs incurred relate primarily to contract termination costs associated with the plant closings and the termination of co-manufacturing agreements.

During 2004, Kraft recorded $58 million of pre-tax implementation costs associated with the restructuring program, of which $7 million was recorded as a reduction of net revenues, $30 million was recorded in cost of sales, $13 million was recorded in marketing, administration and research costs, and $8 million related to the sugar confectionery business was recorded in loss from discontinued operations, on the consolidated statement of earnings. These costs include the discontinuance of certain product lines and incremental costs related to the integration of functions and closure of facilities. Approximately $36 million of these costs will require cash payments.

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Kraft Asset Impairment Charges:

During 2004, Altria Group, Inc. also completed its annual review of goodwill and intangible assets. This review resulted in a $29 million non-cash pre-tax charge at Kraft related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico. A portion of this charge, $17 million, relates to the sugar confectionery business and has been recorded in loss from discontinued operations on the consolidated statement of earnings.

In November 2004, Kraft completed a valuation of its equity investment in a joint venture in Turkey following the determination that a non-temporary decline in value had occurred. This valuation resulted in a $47 million non-cash pre-tax charge. This charge was recorded as marketing, administration and research costs on the consolidated statement of earnings.

On November 15, 2004, Kraft announced the sale of substantially all of its sugar confectionery business for approximately $1.5 billion. As a result of the anticipated transaction, which is expected to close in the second quarter of 2005, Kraft recorded non-cash asset impairments totaling $107 million. This charge was included in loss from discontinued operations on the consolidated statement of earnings.

In December 2004, Kraft announced the sale of its yogurt business for approximately $59 million. As a result of the anticipated transaction, expected to close in the first quarter of 2005, Kraft recorded asset impairments totaling $8 million. This charge was recorded as asset impairment and exit costs on the consolidated statement of earnings.

Note 4. Miller Brewing Company Transaction:

On July 9, 2002, Miller merged into SAB and SAB changed its name to SABMiller plc (“SABMiller”). At closing, ALG received 430 million shares of SABMiller valued at approximately $3.4 billion, based upon a share price of 5.12 British pounds per share, in exchange for Miller, which had $2.0 billion of existing debt. ALG’s ownership of SABMiller stock resulted in a 36% economic interest and a 24.9% voting interest in SABMiller. ALG has the contractual right to convert non-voting shares to voting shares in order to maintain its 24.9% voting interest in SABMiller. The transaction resulted in a pre-tax gain of $2.6 billion or $1.7 billion after-tax, which was recorded in the third quarter of 2002. Beginning with the third quarter of 2002, ALG’s ownership interest in SABMiller is being accounted for under the equity method. Accordingly, ALG’s investment in SABMiller of approximately $2.5 billion and $2.1 billion is included in other assets on the consolidated balance sheets at December 31, 2004 and 2003, respectively. During December 2004, ALG’s economic interest in SABMiller declined to 33.9%, as a result of the conversion of SABMiller convertible bonds into equity. ALG records its share of SABMiller’s net earnings, based on its economic ownership percentage, in minority interest in earnings from continuing operations, and equity earnings, net, on the consolidated statements of earnings.

Note 5. Divestitures:

Discontinued Operations:

On November 15, 2004, Kraft announced the sale of substantially all of its sugar confectionery business for approximately $1.5 billion. The proposed sale includes the Life Savers, Creme

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Savers, Altoids, Trolli and Sugus brands. The transaction, which is subject to regulatory approval, is expected to be completed in the second quarter of 2005. Altria Group, Inc. has reflected the results of Kraft’s sugar confectionery business as discontinued operations on the consolidated statements of earnings for all years presented. Pursuant to the sugar confectionery sale agreement, Kraft has agreed to provide certain transition and supply services to the buyer. These service arrangements are primarily for terms of one year or less, with the exception of one supply arrangement with a term of not more than three years. The expected cash flow from this supply arrangement is not significant.

Summary results of operations for the sugar confectionery business for the years ended December 31, 2004, 2003 and 2002, were as follows (in millions):

	2004	2003	2002
Net revenues	$477	$512	$475

Earnings before income taxes and minority interest	$103	$151	$153
Impairment loss on assets of discontinued operations held for sale	(107)
Provision for income taxes		54	56
Minority interest in earnings from discontinued operations, net		14	16

(Loss) earnings from discontinued operations, net of income taxes and minority interest	$(4)	$83	$81

In addition, Kraft anticipates additional tax expense of $270 million to be recorded as a loss on sale of discontinued operations in 2005. In accordance with the provisions of SFAS No. 109, the tax expense will be recorded when the transaction is consummated.

The assets of the sugar confectionery business, which were reflected as assets of discontinued operations held for sale on the consolidated balance sheet at December 31, 2004, were as follows (in millions):

Inventories	$65
Property, plant and equipment, net	201
Goodwill	814
Other intangible assets, net	485
Impairment loss on assets of discontinued operations held for sale	(107)

Assets of discontinued operations held for sale	$1,458

Other:

During 2004, Kraft sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway. The aggregate proceeds received from the sale of these businesses were $18 million, on which pre-tax losses of $3 million were recorded. In December 2004, Kraft announced the sale of its U.K. desserts business for approximately $135 million, which is expected to result in a gain. The transaction, which is subject to required approvals, is expected to close in the first quarter of 2005, following completion of necessary employee consultation requirements. In addition, in December 2004, Kraft announced the sale of its yogurt business for approximately $59 million, which is expected to result in an after-tax loss of approximately

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

$12 million. The transaction, which is also subject to regulatory approval, is expected to be completed in the first quarter of 2005.

During 2003, Kraft sold a European rice business and a branded fresh cheese business in Italy. The aggregate proceeds received from the sales of businesses in 2003 were $96 million, on which pre-tax gains of $31 million were recorded.

During 2002, Kraft sold several small North American food businesses, most of which had been previously classified as businesses held for sale arising from the acquisition of Nabisco. The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from Altria Group, Inc.’s consolidated statements of earnings and no gain or loss was recognized on these sales. In addition, Kraft sold a Latin American yeast and industrial bakery ingredients business for approximately $110 million and recorded a pre-tax gain of $69 million. The aggregate proceeds received from the sales of these businesses, as well as a small beer operation, were $221 million, resulting in pre-tax gains of $80 million.

The operating results of the other businesses sold, discussed above, were not material to Altria Group, Inc.’s consolidated financial position, operating results or cash flows in any of the periods presented.

Note 6. Acquisitions:

During 2004, Kraft purchased a U.S.-based beverage business and PMI purchased a tobacco business in Finland. The total cost of acquisitions during 2004 was $179 million. In September 2004, PMI announced its intention to acquire Coltabaco, the largest tobacco company in Colombia, with a 48% market share, and expects to close the transaction in the beginning of 2005, for approximately $310 million.

During 2003, PMI purchased approximately 74.2% of a tobacco business in Serbia for a cost of $486 million and purchased 99% of a tobacco business in Greece for approximately $387 million. PMI also increased its ownership interest in its affiliate in Ecuador from less than 50% to approximately 98% for a cost of $70 million. In addition, Kraft acquired a biscuits business in Egypt and acquired trademarks associated with a small U.S.-based natural foods business. The total cost of acquisitions during 2003 was $1,041 million.

During 2002, Kraft acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions, including a PMI acquisition, was $147 million.

The effects of these acquisitions were not material to Altria Group, Inc.’s consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 7. Inventories:

The cost of approximately 35% and 38% of inventories in 2004 and 2003, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.8 billion and $0.7 billion lower than the current cost of inventories at December 31, 2004 and 2003, respectively.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Finance Assets, net:

During 2003, PMCC shifted its strategic focus from an emphasis on the growth of its portfolio of finance leases through new investments to one of maximizing investment gains and generating cash flows from its existing portfolio of finance assets. Accordingly, PMCC’s operating companies income will decrease over time, although there may be fluctuations year to year, as lease investments mature or are sold. During 2004 and 2003, PMCC received proceeds from asset sales and maturities of $644 million and $507 million, respectively, and recorded gains of $112 million and $45 million, respectively, in operating companies income.

At December 31, 2004, finance assets, net, of $7,827 million were comprised of investment in finance leases of $8,266 million and other receivables of $58 million, reduced by allowance for losses of $497 million. At December 31, 2003, finance assets, net, of $8,393 million were comprised of investment in finance leases of $8,720 million and other receivables of $69 million, reduced by allowance for losses of $396 million.

A summary of the net investment in finance leases at December 31, before allowance for losses, was as follows (in millions):

	Leveraged Leases		Direct Finance Leases		Total
	2004	2003	2004	2003	2004	2003
Rentals receivable, net	$8,726	$9,225	$747	$1,081	$9,473	$10,306
Unguaranteed residual values	2,139	2,235	110	120	2,249	2,355
Unearned income	(3,237)	(3,646)	(177)	(249)	(3,414)	(3,895)
Deferred investment tax credits	(42)	(46)			(42)	(46)

Investment in finance leases	7,586	7,768	680	952	8,266	8,720
Deferred income taxes	(5,739)	(5,502)	(351)	(381)	(6,090)	(5,883)

Net investment in finance leases	$1,847	$2,266	$329	$571	$2,176	$2,837

For leveraged leases, rentals receivable, net, represent unpaid rentals, net of principal and interest payments on third-party nonrecourse debt. PMCC’s rights to rentals receivable are subordinate to the third-party nonrecourse debt-holders, and the leased equipment is pledged as collateral to the debt-holders. The payment of the nonrecourse debt is collateralized only by lease payments receivable and the leased property, and is nonrecourse to all other assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt of $18.3 billion and $19.4 billion at December 31, 2004 and 2003, respectively, has been offset against the related rentals receivable. There were no leases with contingent rentals in 2004 and 2003.

At December 31, 2004, PMCC’s investment in finance leases was principally comprised of the following investment categories: aircraft (27%), electric power (24%), surface transport (21%), real estate (13%), manufacturing (13%) and energy (2%). Investments located outside the United States, which are primarily dollar-denominated, represent 19% and 21% of PMCC’s investment in finance leases in 2004 and 2003, respectively.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Among its leasing activities, PMCC leases a number of aircraft, predominantly to major U.S. carriers. PMCC’s aggregate finance asset balance related to aircraft was $2.2 billion at December 31, 2004. Two of PMCC’s lessees, United Air Lines, Inc. (“UAL”) and US Airways Group, Inc. (“US Airways”) are currently under bankruptcy protection and therefore on non-accrual status.

PMCC leases 24 Boeing 757 aircraft to UAL with an aggregate finance asset balance of $569 million at December 31, 2004. PMCC has entered into an agreement with UAL to amend 18 direct finance leases subject to UAL’s successful emergence from bankruptcy and assumption of the leases. UAL remains current on lease payments due to PMCC on these 18 amended leases. PMCC continues to monitor the situation at UAL with respect to the six remaining aircraft financed under leveraged leases, in which PMCC has an aggregate finance asset balance of $92 million. PMCC has no amended agreement relative to these leases since its interests are subordinate to those of public debt holders associated with the leveraged leases. Accordingly, since UAL has declared bankruptcy, PMCC has received no lease payments relative to these six aircraft and remains at risk of foreclosure on these aircraft by the senior lenders under the leveraged leases.

In addition, PMCC leases 16 Airbus A-319 aircraft to US Airways financed under leveraged leases with an aggregate finance asset balance of $150 million at December 31, 2004. US Airways filed for bankruptcy protection in September 2004. Previously, US Airways emerged from Chapter 11 bankruptcy protection in March 2003, at which time PMCC’s leveraged leases were assumed pursuant to an agreement with US Airways. Since entering bankruptcy again in September 2004, US Airways has not announced its plans with respect to PMCC’s aircraft. If US Airways rejects the leases on these aircraft, PMCC is at risk of having its interest in these aircraft foreclosed upon by the senior lenders under the leveraged leases.

PMCC has an aggregate finance asset balance of $258 million at December 31, 2004, relating to six Boeing 757, nine Boeing 767 and four McDonnell Douglas (MD-88) aircraft leased to Delta Air Lines, Inc. (“Delta”) under long-term leveraged leases. PMCC and many other aircraft financiers entered into restructuring agreements with Delta in November 2004. As a result of its agreement, PMCC recorded a charge to the allowance for losses of $40 million. Delta remains current under its lease obligations to PMCC.

In recognition of ongoing concerns within its airline portfolio, PMCC recorded a provision for losses of $140 million in the fourth quarter of 2004. Previously, PMCC had recorded a provision for losses of $290 million in the fourth quarter of 2002 for its airline exposures. It is possible that further adverse developments in the airline industry may require PMCC to increase its allowance for losses, which was $497 million at December 31, 2004.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Rentals receivable in excess of debt service requirements on third-party nonrecourse debt related to leveraged leases and rentals receivable from direct finance leases at December 31, 2004, were as follows (in millions):

	Leveraged Leases	Direct Finance Leases	Total
2005	$210	$78	$288
2006	276	56	332
2007	246	40	286
2008	358	27	385
2009	309	28	337
2010 and thereafter	7,327	518	7,845

Total	$8,726	$747	$9,473

Included in net revenues for the years ended December 31, 2004, 2003 and 2002, were leveraged lease revenues of $351 million, $333 million and $363 million, respectively, and direct finance lease revenues of $38 million, $90 million and $99 million, respectively. Income tax expense on leveraged lease revenues for the years ended December 31, 2004, 2003 and 2002, was $136 million, $120 million and $142 million, respectively.

Income from investment tax credits on leveraged leases and initial direct costs and executory costs on direct finance leases were not significant during the years ended December 31, 2004, 2003 and 2002.

Note 9. Short-Term Borrowings and Borrowing Arrangements:

At December 31, 2004 and 2003, Altria Group, Inc.’s short-term borrowings and related average interest rates consisted of the following (in millions):

	2004		2003
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
Consumer products:
Bank loans	$878	4.9%	$915	4.6%
Commercial paper	1,668	2.4	2,700	1.5
Amount reclassified as long-term debt			(1,900)

	$2,546		$1,715

The fair values of Altria Group, Inc.’s short-term borrowings at December 31, 2004 and 2003, based upon current market interest rates, approximate the amounts disclosed above.

Following a $10.1 billion judgment on March 21, 2003, against PM USA in the Price litigation, which is discussed in Note 19. Contingencies, the three major credit rating agencies took a series of ratings actions resulting in the lowering of ALG’s short-term and long-term debt ratings. During 2003, Moody’s lowered ALG’s short-term debt rating from “P-1” to “P-3” and its long-term debt rating from “A2” to “Baa2.” Standard & Poor’s lowered ALG’s short-term debt rating from “A-1” to “A-2” and its long-term debt rating from “A-” to “BBB.” Fitch

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Rating Services lowered ALG’s short-term debt rating from “F-1” to “F-2” and its long-term debt rating from “A” to “BBB.”

While Kraft is not a party to, and has no exposure to, this litigation, its credit ratings were also lowered, but to a lesser degree. As a result of the rating agencies’ actions, borrowing costs for ALG and Kraft have increased. None of ALG’s or Kraft’s debt agreements require accelerated repayment as a result of a decrease in credit ratings.

ALG and Kraft each maintain separate revolving credit facilities that they have historically used to support the issuance of commercial paper. However, as a result of the rating agencies’ actions discussed above, ALG’s and Kraft’s access to the commercial paper market was eliminated in 2003. Subsequently, in April 2003, ALG and Kraft began to borrow against existing credit facilities to repay maturing commercial paper and to fund normal working capital needs. By the end of May 2003, Kraft regained its access to the commercial paper market, and in November 2003, ALG regained limited access to the commercial paper market.

At December 31, 2004, credit lines for ALG and Kraft, and the related activity, were as follows (in billions of dollars):

ALG

Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding	Lines Available
Multi-year	$5.0	$—	$—	$5.0

Kraft

Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding	Lines Available
364-day	$2.5	$—	$—	$2.5
Multi-year	2.0		1.7	0.3

	$4.5	$—	$1.7	$2.8

The ALG multi-year revolving credit facility requires the maintenance of an earnings to fixed charges ratio, as defined by the agreement, of 2.5 to 1.0. At December 31, 2004, the ratio was 9.7 to 1.0. The Kraft multi-year revolving credit facility, which is for the sole use of Kraft, requires the maintenance of a minimum net worth of $18.2 billion. At December 31, 2004, Kraft’s net worth was $29.9 billion. ALG and Kraft expect to continue to meet their respective covenants. The multi-year facilities, which both expire in July 2006, enable the respective companies to reclassify short-term debt on a long-term basis.

After a review of projected borrowing requirements, ALG’s management determined that its revolving credit facilities provided liquidity in excess of its needs. As a result, ALG’s 364-day revolving credit facility was not renewed when it expired in July 2004. In July 2004, Kraft replaced its 364-day facility, which was expiring. The new Kraft 364-day revolving credit facility, in the amount of $2.5 billion, expires in July 2005, although it contains a provision allowing Kraft to extend the maturity of outstanding borrowings for up to one additional year. It also requires the maintenance of a minimum net worth of $18.2 billion. These facilities do

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

not include any additional financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

In addition to the above, certain international subsidiaries of ALG and Kraft maintain uncommitted credit lines to meet their respective working capital needs. These credit lines, which amounted to approximately $2.0 billion for ALG subsidiaries (other than Kraft) and approximately $0.6 billion for Kraft subsidiaries, are for the sole use of these international businesses. Borrowings on these lines amounted to approximately $0.9 billion and $0.4 billion at December 31, 2004 and 2003, respectively.

Note 10. Long-Term Debt:

At December 31, 2004 and 2003, Altria Group, Inc.’s long-term debt consisted of the following:

	2004	2003
	(in millions)
Consumer products:
Short-term borrowings, reclassified as long-term debt	$—	$1,900
Notes, 4.00% to 7.65% (average effective rate 5.94%), due through 2031	14,443	15,190
Debentures, 7.00% to 7.75% (average effective rate 8.38%), $950 million face amount, due through 2027	911	907
Foreign currency obligations:
Euro, 4.50% to 5.63%, (average effective rate 5.07%), due through 2008	2,670	2,427
Other foreign	15	17
Other	174	173

	18,213	20,614
Less current portion of long-term debt	(1,751)	(1,661)

	$16,462	$18,953

Financial services:
Eurodollar bonds, 7.50%, due 2009	$499	$499
Swiss franc, 4.00%, due 2006 and 2007	1,521	1,345
Euro, 6.88%, due 2006	201	366

	$2,221	$2,210

Aggregate maturities of long-term debt are as follows:

	Consumer products	Financial services
	(in millions)
2005	$1,751
2006	3,414	$1,070
2007	1,903	652
2008	2,904
2009	887	499
2010-2014	5,502
2015-2019	391
Thereafter	1,500

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Based on market quotes, where available, or interest rates currently available to Altria Group, Inc. for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services long-term debt, including the current portion of long-term debt, at December 31, 2004 and 2003, was $21.7 billion and $24.1 billion, respectively.

Note 11. Capital Stock:

Shares of authorized common stock are 12 billion; issued, repurchased and outstanding shares were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, January 1, 2002	2,805,961,317	(653,458,100)	2,152,503,217
Exercise of stock options and issuance of other stock awards		21,155,477	21,155,477
Repurchased		(134,399,142)	(134,399,142)

Balances, December 31, 2002	2,805,961,317	(766,701,765)	2,039,259,552
Exercise of stock options and issuance of other stock awards		16,675,270	16,675,270
Repurchased		(18,671,400)	(18,671,400)

Balances, December 31, 2003	2,805,961,317	(768,697,895)	2,037,263,422
Exercise of stock options and issuance of other stock awards		22,264,054	22,264,054

Balances, December 31, 2004	2,805,961,317	(746,433,841)	2,059,527,476

At December 31, 2004, 164,376,881 shares of common stock were reserved for stock options and other stock awards under Altria Group, Inc.’s stock plans, and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

Prior to the rating agencies’ actions in the first quarter of 2003, discussed in Note 9. Short-Term Borrowings and Borrowing Arrangements, ALG repurchased its stock in open market transactions. On March 7, 2003, ALG completed a $10 billion repurchase program, which resulted in the purchase of 215,721,057 shares at an average price of $46.36 per share, and commenced repurchasing shares under a one-year $3 billion repurchase program. Cumulative repurchases under the $3 billion program were 6,953,135 shares at a cost of $241 million, or $34.59 per share. ALG’s one-year $3 billion repurchase program expired in March 2004. During 2003 and 2002, ALG repurchased $0.7 billion and $6.3 billion, respectively, of its common stock. Following the rating agencies’ actions, ALG suspended its share repurchase program. Kraft began to repurchase its Class A common stock in 2002 to satisfy the requirements of its stock-based compensation programs. During 2004, 2003 and 2002, Kraft repurchased 21.5 million, 12.5 million and 4.4 million of its Class A common stock at a cost of $700 million, $380 million and $170 million, respectively.

Note 12. Stock Plans:

Under the Altria Group, Inc. 2000 Performance Incentive Plan (the “2000 Plan”), Altria Group, Inc. may grant to eligible employees stock options, stock appreciation rights, restricted stock, reload

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

options and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 110 million shares of common stock may be issued under the 2000 Plan, of which no more than 27.5 million shares may be awarded as restricted stock. In addition, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc. under the 2000 Stock Compensation Plan for Non-Employee Directors (the “2000 Directors Plan”). Shares available to be granted under the 2000 Plan and the 2000 Directors Plan at December 31, 2004, were 85,966,916 and 808,915, respectively.

Stock options are granted at an exercise price of not less than fair value on the date of the grant. Stock options granted under the 2000 Plan or the 2000 Directors Plan (collectively, “the Plans”) generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years.

In addition, Kraft may grant stock options, stock appreciation rights, restricted stock, reload options and other awards of its Class A common stock to its employees under the terms of the Kraft Performance Incentive Plan. Up to 75 million shares of Kraft’s Class A common stock may be issued under the Kraft plan. At December 31, 2004, Kraft’s employees held options to purchase 16,188,864 shares of Kraft’s Class A common stock.

Concurrent with Kraft’s Initial Public Offering (“IPO”) in June 2001, certain Altria Group, Inc. employees received a one-time grant of options to purchase shares of Kraft’s Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. At December 31, 2004, employees held options to purchase approximately 1.5 million shares of Kraft’s Class A common stock from Altria Group, Inc. In order to completely satisfy the obligation, Altria Group, Inc. purchased 1.6 million shares of Kraft’s Class A common stock in open market transactions during 2002.

Altria Group, Inc. and Kraft apply the intrinsic value-based methodology in accounting for the various stock plans. Accordingly, no compensation expense has been recognized other than for restricted stock awards. In December 2004, the FASB issued SFAS No. 123R, which requires companies to measure compensation cost for share-based payments at fair value. Altria Group, Inc. will adopt this new standard prospectively, on July 1, 2005.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Had compensation cost for stock option awards been determined by using the fair value at the grant date, Altria Group, Inc.’s net earnings and basic and diluted EPS would have been $9,404 million, $4.59 and $4.56, respectively, for the year ended December 31, 2004; $9,185 million, $4.53 and $4.51, respectively, for the year ended December 31, 2003; and $10,965 million, $5.19 and $5.15, respectively, for the year ended December 31, 2002. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions for Altria Group, Inc. and Kraft Class A common stock:

	Risk-Free Interest Rate	Weighted Average Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date
2004 Altria Group, Inc.	2.96%	4 years	37.01%	5.22%	$11.09
2003 Altria Group, Inc.	2.72	4	37.33	6.26	8.20
2002 Altria Group, Inc.	3.89	5	31.73	4.54	10.17
2002 Kraft	4.27	5	28.72	1.41	10.65

Altria Group, Inc. has not granted stock options to employees since 2002. The amount included above as stock-based compensation expense in 2004 relates primarily to EOSOs. Under certain circumstances, senior executives who exercise outstanding stock options using shares to pay the option exercise price and taxes, receive EOSOs equal to the number of shares tendered. During the years ended December 31, 2004, 2003 and 2002, Altria Group, Inc. granted 1.7 million, 1.3 million and 2.6 million EOSOs, respectively.

Altria Group, Inc. stock option activity was as follows for the years ended December 31, 2002, 2003 and 2004:

	Shares Subject to Option	Weighted Average Exercise Price	Options Exercisable
Balance at January 1, 2002	137,134,837	$35.98	103,155,954

Options granted	3,245,480	53.08
Options exercised	(24,115,829)	30.33
Options canceled	(1,941,148)	38.22

Balance at December 31, 2002	114,323,340	37.62	105,145,417

Options granted	1,317,224	42.72
Options exercised	(15,869,797)	28.57
Options canceled	(3,072,139)	47.91

Balance at December 31, 2003	96,698,628	38.85	95,229,316

Options granted	1,678,420	53.32
Options exercised	(22,810,009)	36.26
Options canceled	(275,956)	43.75

Balance at December 31, 2004	75,291,083	39.93	74,548,371

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The weighted average exercise prices of Altria Group, Inc. stock options exercisable at December 31, 2004, 2003 and 2002, were $39.82, $38.78 and $36.57, respectively.

The following table summarizes the status of Altria Group, Inc. stock options outstanding and exercisable as of December 31, 2004, by range of exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$21.34 – $31.90	11,619,986	4 years	$21.89	11,619,986	$21.89
33.58 – 50.35	60,546,946	4	42.62	60,115,583	42.58
50.43 – 65.00	3,124,151	5	54.95	2,812,802	54.74

	75,291,083			74,548,371

Altria Group, Inc. and Kraft may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 2004, 2003 and 2002, Altria Group, Inc. granted 1,392,380; 2,327,320; and 6,000 shares, respectively, of restricted stock to eligible U.S.-based employees and Directors, and during 2004 and 2003, also issued to eligible non-U.S. employees and Directors rights to receive 1,011,467 and 1,499,920 equivalent shares, respectively. The market value per restricted share or right was $55.42 and $36.61 on the respective dates of the 2004 and 2003 grants. At December 31, 2004, restrictions on such stock and rights, net of forfeitures, lapse as follows: 2005-39,000 shares; 2006-3,153,130 shares; 2007-2,370,040 shares; 2008-262,600 shares; and 2009 and thereafter-189,007 shares. During 2004 and 2003, Kraft granted 4,129,902 and 3,659,751 restricted Class A shares to eligible U.S.-based employees and issued rights to receive 1,939,450 and 1,651,717 restricted Class A equivalent shares to eligible non-U.S. employees, respectively. Restrictions on the Kraft Class A shares lapse as follows: 2005-13,719 shares; 2006-4,520,120 shares; 2007-5,532,500 shares; 2009-150,000 shares; and 2012-100,000 shares.

The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. Altria Group, Inc. recorded compensation expense related to restricted stock and other stock awards of $185 million (including $106 million related to Kraft awards), $99 million (including $57 million related to Kraft awards) and $13 million for the years ended December 31, 2004, 2003 and 2002, respectively. The unamortized portion related to Altria Group, Inc. restricted stock, which is reported as a reduction of earnings reinvested in the business, was $140 million and $101 million at December 31, 2004 and 2003, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Earnings per Share:

Basic and diluted EPS from continuing and discontinued operations were calculated using the following:

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)
Earnings from continuing operations	$9,420	$9,121	$11,021
(Loss) earnings from discontinued operations	(4)	83	81

Net earnings	$9,416	$9,204	$11,102

Weighted average shares for basic EPS	2,047	2,028	2,111
Plus incremental shares from assumed conversions:
Restricted stock and stock rights	3	2	1
Stock options	13	8	17

Weighted average shares for diluted EPS	2,063	2,038	2,129

Incremental shares from assumed conversions are calculated as the number of shares that would be issued, net of the number of shares that could be purchased in the marketplace with the cash received upon stock option exercise or, in the case of restricted stock and rights, the number of shares corresponding to the unamortized compensation expense. For the 2004, 2003 and 2002 computations, 2 million, 43 million and 11 million stock options, respectively, were excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive (i.e., the cash that would be received upon exercise is greater than the average market price of the stock during the year).

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Income Taxes:

Earnings from continuing operations before income taxes and minority interest, and provision for income taxes consisted of the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(in millions)
Earnings from continuing operations before income taxes and minority interest:
United States	$7,414	$8,062	$12,037
Outside United States	6,590	6,547	5,908

Total	$14,004	$14,609	$17,945

Provision for income taxes:
United States federal:
Current	$2,106	$1,926	$2,585
Deferred	450	742	1,493

	2,556	2,668	4,078
State and local	398	377	454

Total United States	2,954	3,045	4,532

Outside United States:
Current	1,605	1,810	1,744
Deferred	(19)	242	92

Total outside United States	1,586	2,052	1,836

Total provision for income taxes	$4,540	$5,097	$6,368

The (loss) earnings from discontinued operations for the year ended December 31, 2004, included a deferred income tax benefit of $43 million. Kraft also anticipates additional tax expense of approximately $270 million in 2005, once the sale of its sugar confectionery business has been consummated.

At December 31, 2004, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $11.8 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested.

On October 22, 2004, the American Jobs Creation Act (“the Jobs Act”) was signed into law. The Jobs Act includes a deduction for 85% of certain foreign earnings that are repatriated. Altria Group, Inc. may elect to apply this provision to qualifying earnings repatriations in 2005 and is conducting analyses of its effects. The U.S. Treasury Department recently provided additional clarifying language on key elements of the provision which is under consideration as part of Altria Group, Inc.’s evaluation. Altria Group, Inc. expects to complete its evaluation of the effects of the repatriation provision within a reasonable period of time. The amount of dividends Altria Group, Inc. can repatriate under this provision is up to $7.1 billion. Since Altria Group, Inc. has provided deferred taxes on a portion of its unrepatriated earnings, there is a potential financial statement income tax benefit upon repatriations under the Jobs Act. Assuming certain expected technical amendments to the Jobs Act are enacted and if the entire $7.1 billion were repatriated, the income tax benefit would be approximately $80 million.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The Jobs Act also provides tax relief to U.S. domestic manufacturers by providing a tax deduction of up to 9% of the lesser of “qualified production activities income” or taxable income. In December 2004, the FASB issued FASB Staff Position 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). FSP 109-1 requires companies to account for this deduction as a “special deduction” rather than a rate reduction, in accordance with SFAS No. 109, and therefore, Altria Group, Inc. will recognize these benefits, which are not expected to be significant, in the year earned.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	1.8	1.8	1.7
Reversal of taxes no longer required	(3.1)	(0.5)
Other	(1.3)	(1.4)	(1.2)

Effective tax rate	32.4%	34.9%	35.5%

The tax provision in 2004 includes the reversal of $355 million of tax accruals that are no longer required due to foreign tax events that were resolved during the first quarter of 2004 ($35 million) and the second quarter of 2004 ($320 million), and an $81 million favorable resolution of an outstanding tax item at Kraft, the majority of which occurred in the third quarter. The tax provision in 2003 reflects reversals of $74 million of state tax liabilities, net of federal tax benefit, that are no longer needed due to published rulings during 2003.

The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 2004 and 2003:

	2004	2003
	(in millions)
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$1,427	$1,392
Settlement charges	1,229	1,240
Other	224	415

Total deferred income tax assets	2,880	3,047

Deferred income tax liabilities:
Trade names	(3,545)	(3,839)
Unremitted earnings	(971)	(862)
Property, plant and equipment	(2,415)	(2,275)
Prepaid pension costs	(1,378)	(1,199)

Total deferred income tax liabilities	(8,309)	(8,175)

Net deferred income tax liabilities	$(5,429)	$(5,128)

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Financial services deferred income tax liabilities are primarily attributable to temporary differences relating to net investments in finance leases.

Note 15. Segment Reporting:

The products of ALG’s subsidiaries include cigarettes, food (consisting principally of a wide variety of snacks, beverages, cheese, grocery products and convenient meals) and beer, prior to the merger of Miller into SAB on July 9, 2002. Another subsidiary of ALG, PMCC, maintains a portfolio of leveraged and direct finance leases. The products and services of these subsidiaries constitute Altria Group, Inc.’s reportable segments of domestic tobacco, international tobacco, North American food, international food, beer (prior to July 9, 2002) and financial services. During January 2004, Kraft announced a new global organization structure. Beginning in 2004, results for Kraft’s Mexico and Puerto Rico businesses, which were previously included in the North American food segment, are included in the international food segment, and historical amounts have been restated.

Altria Group, Inc.’s management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the segments excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the ALG level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by Altria Group, Inc.’s management. Altria Group, Inc.’s assets are managed on a worldwide basis by major products and, accordingly, asset information is reported for the tobacco, food and financial services segments. Intangible assets and related amortization are principally attributable to the food businesses. Other assets consist primarily of cash and cash equivalents and the investment in SABMiller. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Segment data were as follows:

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)
Net revenues:
Domestic tobacco	$17,511	$17,001	$18,877
International tobacco	39,536	33,389	28,672
North American food	22,060	20,937	20,489
International food	10,108	9,561	8,759
Beer			2,641
Financial services	395	432	495

Net revenues	$89,610	$81,320	$79,933

Earnings from continuing operations before income taxes and minority interest:
Operating companies income:
Domestic tobacco	$4,405	$3,889	$5,011
International tobacco	6,566	6,286	5,666
North American food	3,870	4,658	4,664
International food	933	1,393	1,466
Beer			276
Financial services	144	313	55
Amortization of intangibles	(17)	(9)	(7)
General corporate expenses	(721)	(771)	(683)

Operating income	15,180	15,759	16,448
Gain on Miller transaction			2,631
Interest and other debt expense, net	(1,176)	(1,150)	(1,134)

Earnings from continuing operations before income taxes and minority interest	$14,004	$14,609	$17,945

Items affecting the comparability of results from continuing operations were as follows:

•	Domestic Tobacco Headquarters Relocation Charges – PM USA has substantially completed the move of its corporate headquarters from New York City to Richmond, Virginia. PM USA estimates that the total cost of the relocation will be approximately $110 million, including compensation to those employees who did not relocate. Pre-tax charges of $31 million and $69 million were recorded in the operating companies income of the domestic tobacco segment for the years ended December 31, 2004 and 2003, respectively. Cash payments of approximately $55 million were made during 2004, while total cash payments related to the relocation were $85 million through December 31, 2004. At December 31, 2004, a liability of $15 million remains on the consolidated balance sheet.

•

International Tobacco E.C. Agreement – On July 9, 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 member states of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement, approximately $100 million on the second anniversary and

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI will record charges for them as an expense in cost of sales when product is shipped. During the third quarter of 2004, PMI began accruing for payments due on the first anniversary of the agreement.

•	Asset Impairment and Exit Costs – See Note 3. Asset Impairment and Exit Costs for a breakdown of asset impairment and exit costs by segment.

•	Domestic Tobacco Legal Settlement – During 2003, PM USA and certain other defendants reached an agreement with a class of U.S. tobacco growers and quota-holders to resolve a lawsuit related to tobacco leaf purchases. During 2003, PM USA recorded pre-tax charges of $202 million for its obligations under the agreement. The pre-tax charges are included in the operating companies income of the domestic tobacco segment.

•	Losses (Gains) on Sales of Businesses – During 2004, Kraft sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway, and recorded aggregate pre-tax losses of $3 million. During 2003, Kraft sold a European rice business and a branded fresh cheese business in Italy and recorded aggregate pre-tax gains of $31 million. During 2002, Kraft sold a Latin American yeast and industrial bakery ingredients business, resulting in a pre-tax gain of $69 million, and Kraft sold several small businesses, resulting in pre-tax gains of $11 million.

•	Integration Costs and a Loss on Sale of a Food Factory – Altria Group, Inc.’s consolidated statements of earnings disclose the following items as integration costs, which are costs incurred by Kraft as it integrated the operations of Nabisco, and a loss on sale of a food factory. During 2003, Kraft reversed $13 million related to the previously recorded integration charges.

		For the Years Ended December 31,
		2003	2002
		(in millions)
Closing a facility and other consolidation programs	North American food	$(13)	$98
Consolidation of production lines and distribution networks in Latin America	International food		17
Loss on sale of a food factory	North American food		(4)

Total		$(13)	$111

•	Provision for Airline Industry Exposure – As discussed in Note 8. Finance Assets, net, during 2004 and 2002, in recognition of the economic downturn in the airline industry, PMCC increased its allowance for losses by $140 million and $290 million, respectively.

•	Miller Transaction – As more fully discussed in Note 4. Miller Brewing Company Transaction, on July 9, 2002, Miller was merged into SAB to form SABMiller. The transaction resulted in a pre-tax gain of $2.6 billion or $1.7 billion after-tax.

See Notes 4, 5 and 6, respectively, regarding the Miller Brewing Company transaction, divestitures and acquisitions.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)
Depreciation expense from continuing operations:
Domestic tobacco	$203	$194	$194
International tobacco	453	370	307
North American food	555	533	497
International food	309	266	207
Beer			61

	1,520	1,363	1,266
Other	66	63	53

Total depreciation expense from continuing operations	1,586	1,426	1,319
Depreciation expense from discontinued operations	4	5	5

Total depreciation expense	$1,590	$1,431	$1,324

Assets:
Tobacco	$27,472	$23,298	$18,329
Food	60,760	59,735	57,245
Financial services	7,845	8,540	9,231

	96,077	91,573	84,805
Other	5,571	4,602	2,735

Total assets	$101,648	$96,175	$87,540

Capital expenditures from continuing operations:
Domestic tobacco	$185	$154	$140
International tobacco	711	586	497
North American food	613	667	719
International food	389	402	410
Beer			84

	1,898	1,809	1,850
Other	11	149	104

Total capital expenditures from continuing operations	1,909	1,958	1,954
Capital expenditures from discontinued operations	4	16	55

Total capital expenditures	$1,913	$1,974	$2,009

Altria Group, Inc.’s operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions within each segment, with Europe being the most significant. Total tobacco and food segment net revenues attributable to customers located in Germany, Altria Group, Inc.’s largest European market, were $9.0 billion, $8.5 billion and $7.4 billion for the years ended December 31, 2004, 2003 and 2002, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Geographic data for net revenues and long-lived assets (which consist of all financial services assets and non-current consumer products assets, other than goodwill and other intangible assets, net) were as follows:

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)
Net revenues:
United States - domestic	$37,729	$36,312	$40,637
- export	3,493	3,528	3,654
Europe	36,163	30,813	26,090
Other	12,225	10,667	9,552

Total net revenues	$89,610	$81,320	$79,933

Long-lived assets:
United States	$26,347	$25,825	$24,308
Europe	6,829	6,048	4,939
Other	3,459	3,375	2,981

Total long-lived assets	$36,635	$35,248	$32,228

Note 16. Benefit Plans:

In December 2003, the FASB issued a revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” In accordance with the pronouncement, Altria Group, Inc. adopted the revised disclosure requirements of this pronouncement for its U.S. plans in 2003 and for its non-U.S. plans in 2004.

Altria Group, Inc. sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of ALG’s non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, ALG and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

The plan assets and benefit obligations of Altria Group, Inc.’s U.S. and Canadian pension plans are measured at December 31 of each year and all other non-U.S. pension plans are measured at September 30 of each year. The benefit obligations of Altria Group, Inc.’s postretirement plans are measured at December 31 of each year.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of Altria Group, Inc.’s pension plans at December 31, 2004 and 2003, were as follows:

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
	(in millions)
Benefit obligation at January 1	$9,683	$9,002	$5,156	$4,074
Service cost	247	234	180	140
Interest cost	613	579	254	217
Benefits paid	(677)	(618)	(315)	(209)
Termination, settlement and curtailment	36	46
Actuarial losses	988	428	175	236
Currency			546	626
Other	6	12	205	72

Benefit obligation at December 31	10,896	9,683	6,201	5,156

Fair value of plan assets at January 1	9,555	7,535	3,433	2,548
Actual return on plan assets	1,044	1,821	346	351
Contributions	659	867	419	316
Benefits paid	(686)	(662)	(139)	(164)
Currency			392	382
Actuarial (losses) gains	(3)	(6)	25

Fair value of plan assets at December 31	10,569	9,555	4,476	3,433

Funded status (plan assets less than benefit obligations) at December 31	(327)	(128)	(1,725)	(1,723)
Unrecognized actuarial losses	4,350	3,615	1,727	1,482
Unrecognized prior service cost	120	130	108	105
Additional minimum liability	(206)	(196)	(663)	(618)
Unrecognized net transition obligation			9	7

Net prepaid pension asset (liability) recognized	$3,937	$3,421	$(544)	$(747)

The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $3.4 billion and $2.7 billion at December 31, 2004 and 2003, respectively. These amounts were recognized in Altria Group, Inc.’s consolidated balance sheets at December 31, 2004 and 2003, as other assets of $5.2 billion and $4.5 billion, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1.8 billion in each year, for those plans in which the accumulated benefit obligations exceeded their plan assets.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

For U.S. and non-U.S. pension plans, the change in the additional minimum liability in 2004 and 2003 was as follows:

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
	(in millions)
(Increase) decrease in minimum liability included in other comprehensive earnings (losses), net of tax	$(5)	$508	$(48)	$(44)

The accumulated benefit obligation for the U.S. pension plans was $9.5 billion and $8.5 billion at December 31, 2004 and 2003, respectively. The accumulated benefit obligation for non-U.S. pension plans was $5.5 billion and $4.6 billion at December 31, 2004 and 2003, respectively.

For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $584 million, $415 million and $15 million, respectively, as of December 31, 2004, and $557 million, $396 million and $17 million, respectively, as of December 31, 2003. At December 31, 2004, the majority of these relate to plans for salaried employees that cannot be funded under I.R.S. regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $3,689 million, $3,247 million and $2,013 million, respectively, as of December 31, 2004, and $3,780 million, $3,307 million and $2,048 million, respectively, as of December 31, 2003.

The following weighted-average assumptions were used to determine Altria Group, Inc.’s benefit obligations under the plans at December 31:

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
Discount rate	5.75%	6.25%	4.75%	4.87%
Rate of compensation increase	4.20	4.20	3.28	3.40

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Components of Net Periodic Benefit Cost

Net periodic pension cost consisted of the following for the years ended December 31, 2004, 2003 and 2002:

	U.S. Plans			Non-U.S. Plans
	2004	2003	2002	2004	2003	2002
	(in millions)
Service cost	$247	$234	$215	$180	$140	$105
Interest cost	613	579	590	254	217	183
Expected return on plan assets	(932)	(936)	(943)	(318)	(257)	(209)
Amortization:
Net gain on adoption of SFAS No. 87			(1)
Unrecognized net loss from experience differences	157	46	23	50	29	7
Prior service cost	16	16	14	14	11	9
Termination, settlement and curtailment	48	68	133	3		28

Net periodic pension cost	$149	$7	$31	$183	$140	$123

During 2004, 2003 and 2002, employees left Altria Group, Inc. under voluntary early retirement and workforce reduction programs, and through the Miller transaction. These events resulted in settlement losses, curtailment losses and termination benefits of $7 million, $17 million and $112 million for the U.S. plans in 2004, 2003 and 2002, respectively. In addition, retiring employees of Kraft North American Commercial (“KNAC”) elected lump-sum payments, resulting in settlement losses of $41 million, $51 million and $21 million in 2004, 2003 and 2002, respectively. During 2004 and 2002, early retirement programs in the international tobacco business resulted in additional termination benefits of $3 million and $28 million, respectively, for the non-U.S. plans.

The following weighted-average assumptions were used to determine Altria Group, Inc.’s net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.50%	7.00%	4.87%	4.99%	5.38%
Expected rate of return on plan assets	9.00	9.00	9.00	7.82	7.81	7.94
Rate of compensation increase	4.20	4.20	4.50	3.40	3.30	3.68

Altria Group, Inc.’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. Altria Group, Inc. has reduced this assumption to 8% in determining its U.S. plans pension expense for 2005.

ALG and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of pre-tax earnings, as defined by the plans. Certain other subsidiaries of ALG also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $244 million, $235 million and $222 million in 2004, 2003 and 2002, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Plan Assets

The percentage of fair value of pension plan assets at December 31, 2004 and 2003, was as follows:

	U.S. Plans		Non-U.S. Plans
Asset Category	2004	2003	2004	2003
Equity securities	72%	71%	59%	56%
Debt securities	27	26	35	37
Real estate		1	4	4
Other	1	2	2	3

Total	100%	100%	100%	100%

Altria Group, Inc.’s investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of Altria Group, Inc.’s U.S. plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities. The strategy utilizes indexed U.S. equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high-yield and international debt securities.

For the plans outside the U.S., the investment strategy is subject to local regulations and the asset/liability profiles of the plans in each individual country. These specific circumstances result in a level of equity exposure that is typically less than the U.S. plans. In aggregate, the actual asset allocations of the non-U.S. plans are virtually identical to their respective asset policy targets.

Altria Group, Inc. attempts to mitigate investment risk by rebalancing between equity and debt asset classes as Altria Group, Inc.’s contributions and monthly benefit payments are made.

Altria Group, Inc. presently plans to make contributions, to the extent that they are tax deductible, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. and non-U.S. plans. Currently, Altria Group, Inc. anticipates making contributions of approximately $780 million in 2005 to its U.S. plans and approximately $210 million in 2005 to its non-U.S. plans, based on current tax law. However, these estimates are subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or significant changes in interest rates.

The estimated future benefit payments from the Altria Group, Inc. pension plans at December 31, 2004, were as follows:

	U.S. Plans	Non-U.S. Plans
	(in millions)
2005	$600	$267
2006	600	250
2007	602	264
2008	606	277
2009	626	293
2010-2014	3,801	1,579

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(in millions)
Service cost	$85	$80	$68
Interest cost	280	270	272
Amortization:
Unrecognized net loss from experience differences	57	47	24
Unrecognized prior service cost	(25)	(27)	(24)
Other expense	1	7	16

Net postretirement health care costs	$398	$377	$356

During 2004, 2003 and 2002, Altria Group, Inc. instituted early retirement programs. These actions resulted in special termination benefits and curtailment losses of $1 million, $7 million and $16 million in 2004, 2003 and 2002, respectively, which are included in other expense, above.

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”). FSP 106-2 requires companies to account for the effect of the subsidy on benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D.

Altria Group, Inc. adopted FSP 106-2 in the third quarter of 2004. The impact of adoption for 2004 was a reduction of pre-tax net postretirement health care costs and an increase in net earnings of $28 million (including $24 million related to Kraft), which is included above as a reduction of $4 million in service cost, $11 million in interest cost and $13 million in amortization of unrecognized net loss from experience differences. In addition, as of July 1, 2004, Altria Group, Inc. reduced its accumulated postretirement benefit obligation for the subsidy related to benefits attributed to past service by $375 million and decreased its unrecognized actuarial losses by the same amount.

The following weighted-average assumptions were used to determine Altria Group, Inc.’s net postretirement cost for the years ended December 31:

	U.S. Plans			Canadian Plans
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.50%	7.00%	6.50%	6.75%	6.75%
Health care cost trend rate	8.90	8.00	5.90	8.00	7.00	8.00

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc.’s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2004 and 2003, were as follows:

	2004	2003
	(in millions)
Accumulated postretirement benefit obligation at January 1	$4,599	$4,249
Service cost	85	80
Interest cost	280	270
Benefits paid	(305)	(246)
Curtailments	1	7
Plan amendments	(43)	(28)
Medicare Prescription Drug, Improvement and Modernization Act of 2003	(375)
Currency	10	18
Assumption changes	474	253
Actuarial losses (gains)	93	(4)

Accumulated postretirement benefit obligation at December 31	4,819	4,599

Unrecognized actuarial losses	(1,466)	(1,326)
Unrecognized prior service cost	221	202

Accrued postretirement health care costs	$3,574	$3,475

The current portion of Altria Group, Inc.’s accrued postretirement health care costs of $289 million and $259 million at December 31, 2004 and 2003, respectively, are included in other accrued liabilities on the consolidated balance sheets.

The following weighted-average assumptions were used to determine Altria Group, Inc.’s postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2004	2003	2004	2003
Discount rate	5.75%	6.25%	5.75%	6.50%
Health care cost trend rate assumed for next year	8.00	8.90	9.50	8.00
Ultimate trend rate	5.00	5.00	6.00	5.00
Year that the rate reaches the ultimate trend rate	2008	2006	2012	2010

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2004:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	12.3%	(10.1)%
Effect on postretirement benefit obligation	9.3	(7.7)

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Altria Group, Inc.’s estimated future benefit payments for its postretirement health care plans at December 31, 2004, were as follows:

	U.S. Plans	Canadian Plans
	(in millions)
2005	$282	$7
2006	263	7
2007	266	7
2008	267	8
2009	269	8
2010-2014	1,429	46

Postemployment Benefit Plans

ALG and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
	(in millions)
Service cost	$18	$24	$48
Amortization of unrecognized net loss	10	11	3
Other expense	226	69	40

Net postemployment costs	$254	$104	$91

As discussed in Note 3. Asset Impairment and Exit Costs, certain employees left Kraft under the restructuring program and certain salaried employees left Altria Group, Inc. under separation programs. During 2002, certain salaried employees left Altria Group, Inc. under separation and voluntary early retirement programs. These programs resulted in incremental postemployment costs, which are included in other expense, above.

Altria Group, Inc.’s postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2004 and 2003, were as follows:

	2004	2003
	(in millions)
Accumulated benefit obligation at January 1	$480	$473
Service cost	18	24
Kraft restructuring program	167
Benefits paid	(280)	(196)
Actuarial losses	72	179

Accumulated benefit obligation at December 31	457	480
Unrecognized experience gain (loss)	30	(14)

Accrued postemployment costs	$487	$466

The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.4% and 0.5% in 2004 and 2003, respectively, assumed compensation cost increases of 4.2% in 2004 and 2003, and assumed benefits as defined in the respective plans.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 17. Additional Information:

The amounts shown below are for continuing operations.

	For the Years Ended December 31,
	2004	2003	2002
	(in millions)

Research and development expense	$809	$756	$680

Advertising expense	$1,763	$1,623	$1,835

Interest and other debt expense, net:
Interest expense	$1,417	$1,367	$1,327
Interest income	(241)	(217)	(193)

	$1,176	$1,150	$1,134

Interest expense of financial services operations included in cost of sales	$106	$108	$97

Rent expense	$798	$765	$740

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2004, were as follows (in millions):

2005	$544
2006	405
2007	306
2008	208
2009	147
Thereafter	387

$1,997

Note 18. Financial Instruments:

Derivative financial instruments

Altria Group, Inc. operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures. Derivative financial instruments are used by Altria Group, Inc., principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices, by creating offsetting exposures. Altria Group, Inc. is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. Altria Group, Inc. formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method

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of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

Altria Group, Inc. uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which Altria Group, Inc. is exposed include the Japanese yen, Swiss franc and the euro. At December 31, 2004 and 2003, Altria Group, Inc. had foreign exchange option and forward contracts with aggregate notional amounts of $9.7 billion and $13.6 billion, respectively. The $3.9 billion decrease from December 31, 2003, reflects $3.0 billion due to the maturity of a substantial portion of equal and offsetting foreign currency transactions discussed below, as well as the maturity of contracts that were outstanding at December 31, 2003, partially offset by new agreements in 2004. Included in the foreign currency aggregate notional amounts at December 31, 2004 and 2003, were $0.4 billion and $3.4 billion, respectively, of equal and offsetting foreign currency positions, which do not qualify as hedges and that will not result in any significant gain or loss. The effective portion of unrealized gains and losses associated with forward contracts and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on Altria Group, Inc.’s consolidated statement of earnings.

In addition, Altria Group, Inc. uses foreign currency swaps to mitigate its exposure to changes in exchange rates related to foreign currency denominated debt. These swaps typically convert fixed-rate foreign currency denominated debt to fixed-rate debt denominated in the functional currency of the borrowing entity. A substantial portion of the foreign currency swap agreements is accounted for as cash flow hedges. The unrealized gain (loss) relating to foreign currency swap agreements that do not qualify for hedge accounting treatment under U.S. GAAP was insignificant as of December 31, 2004 and 2003. At December 31, 2004 and 2003, the notional amounts of foreign currency swap agreements aggregated $2.7 billion and $2.5 billion, respectively. Aggregate maturities of foreign currency swap agreements at December 31, 2004, were as follows (in millions):

2006	$1,203
2008	1,449

$2,652

Altria Group, Inc. also designates certain foreign currency denominated debt as net investment hedges of foreign operations. During the years ended December 31, 2004, 2003 and 2002, losses, net of income taxes, of $344 million, $286 million and $366 million, respectively, which represented effective hedges of net investments, were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments.

Kraft is exposed to price risk related to forecasted purchases of certain commodities used as raw materials. Accordingly, Kraft uses commodity forward contracts as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. At December 31, 2004 and 2003, Kraft had net long commodity positions of $443 million and $255 million, respectively. In general, commodity forward contracts qualify for the

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

normal purchase exception under U.S. GAAP. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales when the related inventory is sold. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2004 and 2003.

During the years ended December 31, 2004, 2003 and 2002, ineffectiveness related to fair value hedges and cash flow hedges was not material. Altria Group, Inc. is hedging forecasted transactions for periods not exceeding the next fifteen months. At December 31, 2004, Altria Group, Inc. estimates that derivative losses of $36 million, net of income taxes, reported in accumulated other comprehensive earnings (losses) will be reclassified to the consolidated statement of earnings within the next twelve months.

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2004, 2003 and 2002, as follows (in millions):

	2004	2003	2002
(Loss) gain as of January 1	$(83)	$(77)	$33
Derivative losses (gains) transferred to earnings	86	(42)	1
Change in fair value	(17)	36	(111)

Loss as of December 31	$(14)	$(83)	$(77)

Credit exposure and credit risk

Altria Group, Inc. is exposed to credit loss in the event of nonperformance by counterparties. Altria Group, Inc. does not anticipate nonperformance within its consumer products businesses. However, see Note 8. Finance Assets, net regarding certain aircraft leases.

Fair value

The aggregate fair value, based on market quotes, of Altria Group, Inc.’s total debt at December 31, 2004, was $24.2 billion, as compared with its carrying value of $23.0 billion. The aggregate fair value of Altria Group, Inc.’s total debt at December 31, 2003, was $25.8 billion, as compared with its carrying value of $24.5 billion.

The fair value, based on market quotes, of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2004, was $7.1 billion, as compared with its carrying value of $2.5 billion. The fair value of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2003, was $4.4 billion, as compared with its carrying value of $2.1 billion.

See Notes 9 and 10 for additional disclosures of fair value for short-term borrowings and long-term debt.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Contingencies:

Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, as well as their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

Overview of Tobacco-Related Litigation

Types and Number of Cases

Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, and (iv) other tobacco-related litigation. Other tobacco-related litigation includes class action suits alleging that the use of the terms “Lights” and “Ultra Lights” constitutes deceptive and unfair trade practices, suits by foreign governments seeking to recover damages resulting from the allegedly illegal importation of cigarettes into various jurisdictions, suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking, and various antitrust suits. Damages claimed in some of the tobacco-related litigation range into the billions of dollars. Plaintiffs’ theories of recovery and the defenses raised in the smoking and health and health care cost recovery cases are discussed below.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The table below lists the number of certain tobacco-related cases pending in the United States against PM USA and, in some instances, ALG or PMI, as of December 31, 2004, December 31, 2003 and December 31, 2002, and a page-reference to further discussions of each type of case.

Type of Case	Number of Cases Pending as of December 31, 2004	Number of Cases Pending as of December 31, 2003	Number of Cases Pending as of December 31, 2002	Page References
Individual Smoking and Health Cases (1)	222	423	250	55
Smoking and Health Class Actions and Aggregated Claims Litigation (2)	7	12	41	55-56
Health Care Cost Recovery Actions	10	13	41	56-60
Lights/Ultra Lights Class Actions	21	21	11	60-61
Tobacco Price Cases	2	28	39	61
Cigarette Contraband Cases	2	5	5	62
Asbestos Contribution Cases	1	7	8	62

(1)	Does not include 2,663 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action, which was settled in 1997. The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages.

(2)	Includes as one case the aggregated claims of 982 individuals that are proposed to be tried in a single proceeding in West Virginia.

There are also a number of other tobacco-related actions pending outside the United States against PMI and its affiliates and subsidiaries, including an estimated 121 smoking and health cases brought on behalf of individuals (Argentina (47), Australia, Brazil (47), Chile, Colombia, Israel (3), Italy (15), the Philippines, Poland, Scotland, Spain (2) and Venezuela), compared with approximately 99 such cases on December 31, 2003, and 86 such cases on December 31, 2002. The increase in cases at December 31, 2004 compared to prior periods is due primarily to cases filed in Brazil and Italy. As of December 31, 2004, 12 of the cases in Italy are pending in the Italian equivalent of small claims court.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

In addition, as of December 31, 2004, there were three smoking and health putative class actions pending outside the United States (Brazil and Canada (2)) compared with six such cases on December 31, 2003, and eight such cases on December 31, 2002. Four health care cost recovery actions are pending in Israel, Canada, France and Spain against PMI or its affiliates, and two Lights/Ultra Lights class actions are pending in Israel.

Pending and Upcoming Trials

Trial is currently underway in the case brought by the United States government in which ALG and PM USA are defendants. For a discussion of this case, see “Health Care Cost Recovery Litigation – Federal Government’s Lawsuit” below. Trial is also currently underway in an individual smoking and health case in California (Reller v. Philip Morris Incorporated).

Certain cases against PM USA are scheduled for trial through the end of 2005, including a health care cost recovery case brought by the City of St. Louis, Missouri and approximately 50 Missouri hospitals, in which ALG is also a defendant, a case in which cigarette distributors allege that PM USA’s Wholesale Leaders program violates antitrust laws, and a case brought by cigarette vending machine operators alleging that PM USA’s retail promotional and merchandising programs violate the Robinson-Patman Act. In addition, an estimated nine individual smoking and health cases are scheduled for trial through the end of 2005, including two cases scheduled for trial in February 2005 in California and New York. Cases against other tobacco companies are also scheduled for trial through the end of 2005. Trial dates are subject to change.

Recent Trial Results

Since January 1999, verdicts have been returned in 38 smoking and health, Lights/Ultra Lights and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 23 of the 38 cases. These 23 cases were tried in California (2), Florida (7), Mississippi, Missouri, New Hampshire, New Jersey, New York (3), Ohio (2), Pennsylvania, Rhode Island, Tennessee (2) and West Virginia. Plaintiffs’ appeals or post-trial motions challenging the verdicts are pending in California, Florida, Missouri, and Pennsylvania. A motion for a new trial has been granted in one of the cases in Florida. In addition, in December 2002, a court dismissed an individual smoking and health case in California at the end of trial.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

After exhausting all appeals, PM USA has paid $3.7 million (the amount of the judgment plus attorneys’ fees and interest) in an individual smoking and health case in Florida (Eastman) in which the jury found in favor of plaintiffs. The chart below lists the verdicts and post-trial developments in the remaining 14 pending cases that have gone to trial since January 1999 in which verdicts were returned in favor of plaintiffs.

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
October 2004	Arnitz/ Florida	Individual Smoking and Health	$240,000 against PM USA	In January 2005, PM USA’s post-trial motions challenging the verdict were denied. PM USA intends to appeal.

May 2004	Louisiana/ Scott	Smoking and Health Class Action	Approximately $590 million, against all defendants jointly and severally, to fund a 10-year smoking cessation program.	In June 2004, the court entered judgment in the amount of the verdict of $590 million, plus prejudgment interest accruing from the date the suit commenced. As of December 31, 2004, the amount of prejudgment interest was approximately $355 million. PM USA’s share of the verdict and prejudgment interest has not been allocated. Defendants, including PM USA, have appealed. See the discussion of the Scott case under the heading “Smoking and Health Litigation – Smoking and Health Class Actions.”

November 2003	Missouri/ Thompson	Individual Smoking and Health	$2.1 million in compensatory damages against all defendants, including $837,403 against PM USA.	In March 2004, the court denied defendants’ post-trial motions challenging the verdict. PM USA has appealed.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
March 2003	Illinois/ Price	Lights/Ultra Lights Class Action	$7.1005 billion in compensatory damages and $3 billion in punitive damages against PM USA.	In November 2004, the Illinois Supreme Court heard arguments on PM USA’s appeal. See the discussion of the Price case under the heading “Certain Other Tobacco-Related Litigation — Lights/Ultra Lights Cases.”

October 2002	California/ Bullock	Individual Smoking and Health	$850,000 in compensatory damages and $28 billion in punitive damages against PM USA.	In December 2002, the trial court reduced the punitive damages award to $28 million; PM USA and plaintiff have appealed.

June 2002	Florida/ French	Flight Attendant ETS Litigation	$5.5 million in compensatory damages against all defendants, including PM USA.	In September 2002, the trial court reduced the damages award to $500,000. In December 2004, the Florida Third District Court of Appeal affirmed the judgment awarding plaintiff $500,000, and directed the trial court to hold defendants jointly and severally liable. Defendants’ motion for rehearing is pending.

June 2002	Florida/ Lukacs	Individual Smoking and Health	$37.5 million in compensatory damages against all defendants, including PM USA.	In March 2003, the trial court reduced the damages award to $24.86 million. PM USA’s share of the damages award is approximately $6 million. The court has not yet entered the judgment on the jury verdict. If a judgment is entered in this case, PM USA intends to appeal.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
March 2002	Oregon/ Schwarz	Individual Smoking and Health	$168,500 in compensatory damages and $150 million in punitive damages against PM USA.	In May 2002, the trial court reduced the punitive damages award to $100 million; PM USA and plaintiff have appealed.

June 2001	California/ Boeken	Individual Smoking and Health	$5.5 million in compensatory damages and $3 billion in punitive damages against PM USA.	In August 2001, the trial court reduced the punitive damages award to $100 million. In September 2004, the California Second District Court of Appeal reduced the punitive damages award to $50 million but otherwise affirmed the judgment entered in the case. Plaintiff and PM USA each sought rehearing, and in October 2004, the Court of Appeal granted the parties’ motions for rehearing.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
June 2001	New York/ Empire Blue Cross and Blue Shield	Health Care Cost Recovery	$17.8 million in compensatory damages against all defendants, including $6.8 million against PM USA.	In February 2002, the trial court awarded plaintiffs $38 million in attorneys’ fees. In September 2003, the United States Court of Appeals for the Second Circuit reversed the portion of the judgment relating to subrogation, certified questions relating to plaintiff’s direct claims of deceptive business practices to the New York Court of Appeals and deferred its ruling on the appeal of the attorneys’ fees award pending the ruling on the certified questions. In October 2004, the New York Court of Appeals ruled in defendants’ favor on the certified questions and found that plaintiff’s direct claims are barred on grounds of remoteness. In December 2004, the Second Circuit issued a revised decision, vacating the award of compensatory damages and attorneys’ fees, reversing the judgment and remanding the case with instructions to the trial court to dismiss all of plaintiff’s claims with prejudice.

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Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
July 2000	Florida/ Engle	Smoking and Health Class Action	$145 billion in punitive damages against all defendants, including $74 billion against PM USA.	In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs’ motion for reconsideration was denied in September 2003, and plaintiffs petitioned the Florida Supreme Court for further review. In May 2004, the Florida Supreme Court agreed to review the case, and the Supreme Court heard oral arguments in November 2004. See “Engle Class Action” below.

March 2000	California/ Whiteley	Individual Smoking and Health	$1.72 million in compensatory damages against PM USA and another defendant, and $10 million in punitive damages against each of PM USA and the other defendant.	In April 2004, the California First District Court of Appeal entered judgment in favor of defendants on plaintiffs negligent design claims, and reversed and remanded for a new trial on plaintiff’s fraud-related claims.

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Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
March 1999	Oregon/ Williams	Individual Smoking and Health	$800,000 in compensatory damages, $21,500 in medical expenses and $79.5 million in punitive damages against PM USA.	The trial court reduced the punitive damages award to $32 million, and PM USA and plaintiff appealed. In June 2002, the Oregon Court of Appeals reinstated the $79.5 million punitive damages award. Following the Oregon Supreme Court’s refusal to hear PM USA’s appeal, PM USA recorded a provision of $32 million in marketing, administration and research costs on the 2002 consolidated statement of earnings as its best estimate of the probable loss in this case and petitioned the United States Supreme Court for further review. In October 2003, the United States Supreme Court set aside the Oregon appellate court’s ruling, and directed the Oregon court to reconsider the case in light of the 2003 State Farm decision by the United States Supreme Court, which limited punitive damages. In June 2004, the Oregon Court of Appeals reinstated the punitive damages award. In December 2004, the Oregon Supreme Court granted PM USA’s petition for review of the case.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Date	Location of Court/ Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
February 1999	California/ Henley	Individual Smoking and Health	$1.5 million in compensatory damages and $50 million in punitive damages against PM USA.	The trial court reduced the punitive damages award to $25 million and PM USA and plaintiff appealed. In September 2003, a California Court of Appeal, citing the State Farm decision, reduced the punitive damages award to $9 million, but otherwise affirmed the judgment for compensatory damages, and PM USA appealed to the California Supreme Court. In September 2004, the California Supreme Court dismissed PM USA’s appeal. In October 2004, the California Court of Appeal issued an order allowing the execution of the judgment. PM USA has recorded a provision of $16 million (including interest) in connection with this case. On October 10, 2004, PM USA filed in the United States Supreme Court an application for a stay pending the filing of, and ruling upon, PM USA’s petition for certiorari. On October 27, 2004, the Supreme Court granted the stay, which will remain in effect until the Supreme Court either denies PM USA’s petition for certiorari or issues its mandate. In December 2004, PM USA filed its petition for certiorari.

In addition to the cases discussed above, in October 2003, a three-judge panel of an appellate court in Brazil reversed a lower court’s dismissal of an individual smoking and health case and ordered PMI’s Brazilian affiliate to pay plaintiff approximately $256,000 and other unspecified damages. PMI’s Brazilian affiliate appealed. In December 2004, the three-judge panel’s decision was vacated by an en banc panel of the appellate court, which upheld the trial court’s dismissal of the case.

With respect to certain adverse verdicts currently on appeal, excluding amounts relating to the Engle and Price cases, as of December 31, 2004, PM USA has posted various forms of security totaling approximately $360 million, the majority of which have been collateralized with cash

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

deposits, to obtain stays of judgments pending appeals. The cash deposits are included in other assets on the consolidated balance sheets.

Engle Class Action

In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA posted a bond in the amount of $100 million and appealed.

In May 2001, the trial court approved a stipulation providing that execution of the punitive damages component of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into a separate interest-bearing escrow account that, regardless of the outcome of the appeal, will be paid to the court and the court will determine how to allocate or distribute it consistent with Florida Rules of Civil Procedure. In July 2001, PM USA also placed $1.2 billion into an interest-bearing escrow account, which will be returned to PM USA should it prevail in its appeal of the case. (The $1.2 billion escrow account is included in the December 31, 2004 and December 31, 2003 consolidated balance sheets as other assets. Interest income on the $1.2 billion escrow account is paid to PM USA quarterly and is being recorded as earned, in interest and other debt expense, net, in the consolidated statements of earnings.) In connection with the stipulation, PM USA recorded a $500 million pre-tax charge in its consolidated statement of earnings for the quarter ended March 31, 2001. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review and, in May 2004, the Florida Supreme Court agreed to review the case. Oral arguments were heard in November 2004.

Smoking and Health Litigation

Overview

Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated the injuries caused by their exposure to asbestos. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.

Smoking and Health Class Actions

Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of “addicted” smokers, plaintiffs have filed numerous putative smoking and health class action

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suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.

Class certification has been denied or reversed by courts in 56 smoking and health class actions involving PM USA in Arkansas, the District of Columbia (2), Florida (the Engle case), Illinois (2), Iowa, Kansas, Louisiana, Maryland, Michigan, Minnesota, Nevada (29), New Jersey (6), New York (2), Ohio, Oklahoma, Pennsylvania, Puerto Rico, South Carolina, Texas and Wisconsin. A class remains certified in the Scott class action discussed below.

In July 2003, following the first phase of the trial in the Scott class action, in which plaintiffs sought creation of funds to pay for medical monitoring and smoking cessation programs, a Louisiana jury returned a verdict in favor of defendants, including PM USA, in connection with plaintiffs’ medical monitoring claims, but also found that plaintiffs could benefit from smoking cessation assistance. The jury also found that cigarettes as designed are not defective but that the defendants failed to disclose all they knew about smoking and diseases and marketed their products to minors. In May 2004, in the second phase of the trial, the jury awarded plaintiffs approximately $590 million, against all defendants jointly and severally, to fund a 10-year smoking cessation program. In June 2004, the court entered judgment, which awarded plaintiffs the approximately $590 million jury award plus prejudgment interest, accruing from the date the suit commenced. As of December 31, 2004, the amount of prejudgment interest was approximately $355 million. PM USA’s share of the jury award and pre-judgment interest has not been allocated. Defendants, including PM USA, have appealed. Pursuant to a stipulation of the parties, the trial court entered an order setting the amount of the bond at $50 million for all defendants in accordance with an article of the Louisiana Code of Civil Procedure, and a Louisiana statute (the “bond cap law”) fixing the amount of security in civil cases involving a signatory to the MSA (as defined below). Under the terms of the stipulation, plaintiffs reserve the right to contest, at a later date, the sufficiency or amount of the bond on any grounds including the applicability or constitutionality of the bond cap law. In September 2004, defendants collectively posted a bond in the amount of $50 million.

Health Care Cost Recovery Litigation

Overview

In health care cost recovery litigation, domestic and foreign governmental entities and non-governmental plaintiffs seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.

The claims asserted include the claim that cigarette manufacturers were “unjustly enriched” by plaintiffs’ payment of health care costs allegedly attributable to smoking, as well as claims of indemnity, negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state anti-racketeering statutes.

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Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit, and statutes of limitations. In addition, defendants argue that they should be entitled to “set off” any alleged damages to the extent the plaintiff benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by “standing in the shoes” of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.

Although there have been some decisions to the contrary, most judicial decisions have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and six state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five circuit courts of appeals.

A number of foreign governmental entities have filed health care cost recovery actions in the United States. Such suits have been brought in the United States by 13 countries, a Canadian province, 11 Brazilian states and 11 Brazilian cities. Thirty-three of the cases have been dismissed, and three remain pending. In addition to the cases brought in the United States, health care cost recovery actions have also been brought in Israel, the Marshall Islands (dismissed), Canada, France and Spain, and other entities have stated that they are considering filing such actions. In September 2003, the case pending in France was dismissed, and plaintiff has appealed. In May 2004, the case in Spain was dismissed, and plaintiff has appealed.

In March 1999, in the first health care cost recovery case to go to trial, an Ohio jury returned a verdict in favor of defendants on all counts. In June 2001, a New York jury returned a verdict awarding $6.83 million in compensatory damages against PM USA and a total of $11 million against four other defendants in a health care cost recovery action brought by a Blue Cross and Blue Shield plan, and defendants, including PM USA, appealed. In December 2004, the United States Court of Appeals for the Second Circuit reversed the judgment and remanded the case with instructions to the trial court to dismiss plaintiff’s claims. See the above discussion of the Empire Blue Cross and Blue Shield case under the heading “Recent Trial Results.” Trial in the health care cost recovery case brought by the City of St. Louis, Missouri and approximately 50 Missouri hospitals, in which PM USA and ALG are defendants, is scheduled for June 2005.

Settlements of Health Care Cost Recovery Litigation

In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA,

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the “State Settlement Agreements”). The State Settlement Agreements require that the domestic tobacco industry make substantial annual payments in the following amounts (excluding future annual payments contemplated by the agreement with tobacco growers discussed below), subject to adjustments for several factors, including inflation, market share and industry volume: 2005 through 2007, $8.4 billion each year; and thereafter, $9.4 billion each year. In addition, the domestic tobacco industry is required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million.

The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.

As part of the MSA, the settling defendants committed to work cooperatively with the tobacco-growing states to address concerns about the potential adverse economic impact of the MSA on tobacco growers and quota-holders. To that end, in 1999, four of the major domestic tobacco product manufacturers, including PM USA, and the grower states, established the National Tobacco Growers Settlement Trust (the “NTGST”), a trust fund to provide aid to tobacco growers and quota-holders. The trust was to be funded by these four manufacturers over 12 years with payments, prior to application of various adjustments, scheduled to total $5.15 billion. Remaining industry payments (2005 through 2008, $500 million each year; 2009 and 2010, $295 million each year) are subject to adjustment for several factors, including inflation, United States cigarette volume and certain contingent events, and, in general are to be allocated based on each manufacturer’s relative market share. Provisions of the NTGST allow for offsets to the extent that payments are made to growers as part of a legislated end to the federal tobacco quota and price support program.

In October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. FETRA provides for the elimination of the federal tobacco quota and price support program through an industry-funded buy-out of tobacco growers and quota holders. The cost of the proposed buy-out is approximately $10 billion and will be paid over 10 years by manufacturers and importers of all tobacco products. The cost will be allocated based on the relative market shares of manufacturers and importers of all tobacco products. PM USA expects that its quota buy-out payments will offset already scheduled payments to the NTGST. Altria Group, Inc. does not anticipate that the quota buy-out will have a material adverse impact on its consolidated results in 2005 and beyond.

Following the enactment of FETRA, the NTGST and tobacco growers, alleging that the offset provisions do not apply to payments due in 2004, sued tobacco product manufacturers. In December 2004, a North Carolina court ruled that the tobacco companies, including PM USA, are entitled to receive a refund of amounts paid to the NTGST during the first three quarters of 2004 and are not required to make the payments that would otherwise have been due during the fourth quarter of 2004. Plaintiffs have appealed. If the trial court’s ruling is upheld, PM USA would reverse accruals and receive reimbursements totaling $232 million.

The State Settlement Agreements have materially adversely affected the volumes of PM USA, and ALG believes that they may also materially adversely affect the results of operations, cash flows or financial position of PM USA and Altria Group, Inc. in future periods. The degree of the adverse impact will depend on, among other things, the rate of decline in United States cigarette sales in the premium and discount segments, PM USA’s share of the domestic

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premium and discount cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and the other State Settlement Agreements.

In April 2004, a lawsuit was filed in state court in Los Angeles, California, on behalf of all California residents who purchased cigarettes in California from April 2000 to the present, alleging that the MSA enabled the defendants, including PM USA and ALG, to engage in unlawful price fixing and market sharing agreements. The complaint sought damages and also sought to enjoin defendants from continuing to operate under those provisions of the MSA that allegedly violate California law. In June, plaintiffs dismissed this case and refiled a substantially similar complaint in federal court in San Francisco, California. The new complaint is brought on behalf of the same purported class but differs in that it covers purchases from June 2000 to the present, names the Attorney General of California as a defendant, and does not name ALG as a defendant. PM USA’s motion to dismiss the case is pending.

There is a suit pending against New York state officials, in which importers of cigarettes allege that the MSA and certain New York statutes enacted in connection with the MSA violate federal antitrust law. Neither ALG nor PM USA is a defendant in this case. In September 2004, the court denied plaintiffs’ motion to preliminarily enjoin the MSA and certain related New York statutes, but the court issued a preliminary injunction against an amendment repealing the “allocable share” provision of the New York Escrow Statute. Plaintiffs have appealed the trial court’s September 2004 order to the extent that it denied their request for a preliminary injunction. In addition, a similar putative class action has been brought in the Commonwealth of Kentucky challenging the repeal of certain implementing legislation that had been enacted in Kentucky subsequent to the MSA. Neither ALG nor PM USA is a defendant in the case in Kentucky.

Federal Government’s Lawsuit

In 1999, the United States government filed a lawsuit in the United States District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including ALG, asserting claims under three federal statutes, the Medical Care Recovery Act (“MCRA”), the Medicare Secondary Payer (“MSP”) provisions of the Social Security Act and the Racketeer Influenced and Corrupt Organizations Act (“RICO”). The lawsuit seeks to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants’ fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans’ health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleges that such costs total more than $20 billion annually. It also seeks what it alleges to be equitable and declaratory relief, including disgorgement of profits which arose from defendants’ allegedly tortious conduct, an injunction prohibiting certain actions by the defendants, and a declaration that the defendants are liable for the federal government’s future costs of providing health care resulting from defendants’ alleged past tortious and wrongful conduct. In September 2000, the trial court dismissed the government’s MCRA and MSP claims, but permitted discovery to proceed on the government’s claims for relief under RICO. The government alleges that disgorgement by defendants of approximately $280 billion is an appropriate remedy. In May 2004, the court issued an order denying defendants’ motion for partial summary judgment limiting the disgorgement remedy. In June 2004, the trial court certified that order for immediate appeal, and in July 2004, the United States Court of Appeals for the District of Columbia agreed to hear the appeal on an expedited basis. Oral arguments were heard in November 2004. In July 2004, the trial court found that PM USA had inadequately complied

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with a document preservation order and ordered that persons who failed to comply with PM USA’s document retention program will not be permitted to testify at trial and PM USA and ALG jointly pay $2,750,000 to the court by September 1, 2004. This amount was paid to the court in September 2004. PM USA and ALG have sought rehearing of the judge’s ruling. Trial of the case is currently underway.

Certain Other Tobacco-Related Litigation

Lights/Ultra Lights Cases: These class actions have been brought against PM USA and, in certain instances, ALG and PMI or its subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Plaintiffs in these class actions allege, among other things, that the use of the terms “Lights” and/or “Ultra Lights” constitutes deceptive and unfair trade practices, and seek injunctive and equitable relief, including restitution and, in certain cases, punitive damages. Cases are pending in Arkansas (2), Delaware, Florida, Georgia, Illinois (2), Louisiana, Massachusetts, Minnesota, Missouri, New Hampshire, New Jersey, New York, Ohio (2), Oregon, Tennessee, Washington, and West Virginia (2). In addition, there are two cases pending in Israel, and other entities have stated that they are considering filing such actions. To date, a trial court in Arizona has refused to certify a class, and an appellate court in Florida has overturned class certification by a trial court. Plaintiffs in the Florida case have petitioned the Florida Supreme Court for further review, and the Supreme Court has stayed further proceedings pending its decision in the Engle case discussed above. Trial courts have certified classes against PM USA in the Price case in Illinois and in Massachusetts (Aspinall), Minnesota, Missouri and Ohio (2). PM USA has appealed or otherwise challenged these class certification orders. In August 2004, Massachusetts’ highest court affirmed the class certification order in the Aspinall case. In September 2004, an appellate court affirmed the class certification orders in the cases in Ohio, and PM USA is seeking review by the Ohio Supreme Court. In September 2004, plaintiff in a case in Wisconsin voluntarily dismissed his case without prejudice. Trial of the case pending in New York is scheduled for November 2005.

With respect to the Price case, trial commenced in January 2003, and in March 2003, the judge found in favor of the plaintiff class and awarded approximately $7.1 billion in compensatory damages and $3 billion in punitive damages against PM USA. In April 2003, the judge reduced the amount of the appeal bond that PM USA must provide and ordered PM USA to place a pre-existing 7.0%, $6 billion long-term note from ALG to PM USA in an escrow account with an Illinois financial institution. (Since this note is the result of an intercompany financing arrangement, it does not appear on the consolidated balance sheets of Altria Group, Inc.) The judge’s order also requires PM USA to make cash deposits with the clerk of the Madison County Circuit Court in the following amounts: beginning October 1, 2003, an amount equal to the interest earned by PM USA on the ALG note ($210 million every six months), an additional $800 million in four equal quarterly installments between September 2003 and June 2004 and the payments of principal of the note, which are due in April 2008, 2009 and 2010. Through December 31, 2004, PM USA paid $1.4 billion of the cash payments due under the judge’s order. (Cash payments into the account are included in other assets on Altria Group, Inc.’s condensed consolidated balance sheets at December 31, 2004 and 2003.) If PM USA prevails on appeal, the escrowed note and all cash deposited with the court will be returned to PM USA, with accrued interest less administrative fees payable to the court. Plaintiffs appealed the judge’s order reducing the bond. In July 2003, the Illinois Fifth District Court of Appeals ruled that the trial court had exceeded its authority in reducing the bond. In September 2003, the

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Illinois Supreme Court upheld the reduced bond set by the trial court and announced it would hear PM USA’s appeal on the merits without the need for intermediate appellate court review. PM USA believes that the Price case should not have been certified as a class action and that the judgment should ultimately be set aside on any of a number of legal and factual grounds that it is pursuing on appeal. Oral arguments on PM USA’s appeal were heard in November 2004.

Tobacco Price Cases: As of December 31, 2004, two cases were pending in Kansas and New Mexico in which plaintiffs allege that defendants, including PM USA, conspired to fix cigarette prices in violation of antitrust laws. ALG and PMI are defendants in the case in Kansas. Plaintiffs’ motions for class certification have been granted in both cases; however, the New Mexico Court of Appeals has agreed to hear defendants’ appeal of the class certification decision.

Wholesale Leaders Cases: In June 2003, certain wholesale distributors of cigarettes filed suit against PM USA seeking to enjoin the PM USA “2003 Wholesale Leaders” (“WL”) program that became available to wholesalers in June 2003. The complaint alleges that the WL program constitutes unlawful price discrimination and is an attempt to monopolize. In addition to an injunction, plaintiffs seek unspecified monetary damages, attorneys’ fees, costs and interest. The states of Tennessee and Mississippi intervened as plaintiffs in this litigation. In January 2004, Tennessee filed a motion to dismiss its complaint, and the complaint was dismissed without prejudice in March 2004. In August 2003, the trial court issued a preliminary injunction, subject to plaintiffs’ posting a bond in the amount of $1 million, enjoining PM USA from implementing certain discount terms with respect to the sixteen wholesale distributor plaintiffs, and PM USA appealed. In September 2003, the United States Court of Appeals for the Sixth Circuit granted PM USA’s motion to stay the injunction pending PM USA’s expedited appeal. Trial is currently scheduled for July 2005. In December 2003, a tobacco manufacturer filed a similar lawsuit against PM USA in Michigan seeking unspecified monetary damages in which it alleges that the WL program constitutes unlawful price discrimination and is an attempt to monopolize. Plaintiff voluntarily dismissed its claims alleging price discrimination, and in July 2004, the court granted defendants’ motion to dismiss the attempt-to-monopolize claim. Plaintiff has appealed.

Consolidated Putative Punitive Damages Cases: In September 2000, a putative class action was filed in the federal district court in the Eastern District of New York that purported to consolidate punitive damages claims in ten tobacco-related actions then pending in federal district courts in New York and Pennsylvania. In July 2002, plaintiffs filed an amended complaint and a motion seeking certification of a punitive damages class of persons residing in the United States who smoke or smoked defendants’ cigarettes, and who have been diagnosed by a physician with an enumerated disease from April 1993 through the date notice of the certification of this class is disseminated. The following persons are excluded from the class: (1) those who have obtained judgments or settlements against any defendants; (2) those against whom any defendant has obtained judgment; (3) persons who are part of the Engle class; (4) persons who should have reasonably realized that they had an enumerated disease prior to April 9, 1993; and (5) those whose diagnosis or reasonable basis for knowledge predates their use of tobacco. In September 2002, the court granted plaintiffs’ motion for class certification. Defendants petitioned the United States Court of Appeals for the Second Circuit for review of the trial court’s ruling, and the Second Circuit agreed to hear defendants’ petition. The parties are awaiting the Second Circuit’s decision. Trial of the case has been stayed pending resolution of defendants’ petition.

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Cases Under the California Business and Professions Code: In June 1997 and July 1998, two suits were filed in California state court alleging that domestic cigarette manufacturers, including PM USA and others, have violated California Business and Professions Code Sections 17200 and 17500 regarding unfair, unlawful and fraudulent business practices. Class certification was granted as to plaintiffs’ claims that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods and injunctive relief. In September 2002, the court granted defendants’ motion for summary judgment as to all claims in one of the cases, and plaintiffs appealed. In October 2004, the California Fourth District Court of Appeal affirmed the trial court’s ruling, and also denied plaintiffs’ motion for rehearing. Plaintiffs’ petition to the California Supreme Court for further review is pending. In September 2004, the trial court in the other case granted defendants’ motion for summary judgment as to plaintiffs’ claims attacking defendants’ cigarette advertising and promotion and denied defendants’ motion for summary judgment on plaintiffs’ claims based on allegedly false affirmative statements. Plaintiffs’ motion for rehearing is pending. In November 2004, defendants filed a motion to decertify the class based on a recent change in California law.

In May 2004, a lawsuit was filed in California state court on behalf of a purported class of all California residents who purchased the Merit brand of cigarettes since July 2000 to the present alleging that defendants, including PM USA and ALG, violated California’s Business and Professions Code Sections 17200 and 17500 regarding unfair, unlawful and fraudulent business practices, including false and misleading advertising. The complaint also alleges violations of California’s Consumer Legal Remedies Act. Plaintiffs seek injunctive relief, disgorgement, restitution, and attorneys’ fees. In July 2004, plaintiffs voluntarily dismissed ALG from the case. PM USA’s motion to dismiss the case is pending.

Asbestos Contribution Cases: These cases, which have been brought on behalf of former asbestos manufacturers and affiliated entities against PM USA and other cigarette manufacturers, seek, among other things, contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. Currently, one case remains pending.

Cigarette Contraband Cases: In May 2000 and August 2001, various departments of Colombia and the European Community and ten member states filed suits in the United States against ALG and certain of its subsidiaries, including PM USA and PMI, and other cigarette manufacturers and their affiliates, alleging that defendants sold to distributors cigarettes that would be illegally imported into various jurisdictions. The claims asserted in these cases include negligence, negligent misrepresentation, fraud, unjust enrichment, violations of RICO and its state-law equivalents and conspiracy. Plaintiffs in these cases seek actual damages, treble damages and unspecified injunctive relief. In February 2002, the trial court granted defendants’ motions to dismiss the actions. Plaintiffs in each case appealed. In January 2004, the United States Court of Appeals for the Second Circuit affirmed the dismissals of the cases. In April 2004, plaintiffs petitioned the United States Supreme Court for further review. The European Community and the 10 member states moved to dismiss their petition in July 2004 following the agreement entered into among PMI, the European Commission and 10 member states of the EU. The terms of this cooperation agreement provide for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts and resolve all disputes between the parties on these issues. It is possible that future litigation related to cigarette contraband issues may be brought.

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Vending Machine Case: Plaintiffs, who began their case as a purported nationwide class of cigarette vending machine operators, allege that PM USA has violated the Robinson-Patman Act in connection with its promotional and merchandising programs available to retail stores and not available to cigarette vending machine operators. The initial complaint was amended to bring the total number of plaintiffs to 211 but, by stipulated orders, all claims were stayed, except those of ten plaintiffs that proceeded to pre-trial discovery. Plaintiffs request actual damages, treble damages, injunctive relief, attorneys’ fees and costs, and other unspecified relief. In June 1999, the court denied plaintiffs’ motion for a preliminary injunction. Plaintiffs have withdrawn their request for class action status. In August 2001, the court granted PM USA’s motion for summary judgment and dismissed, with prejudice, the claims of the ten plaintiffs. In October 2001, the court certified its decision for appeal to the United States Court of Appeals for the Sixth Circuit following the stipulation of all plaintiffs that the district court’s dismissal would, if affirmed, be binding on all plaintiffs. In January 2004, the Sixth Circuit reversed the lower court’s grant of summary judgment with respect to plaintiffs’ claim that PM USA violated Robinson-Patman Act provisions regarding promotional services and with respect to the discriminatory pricing claim of plaintiffs who bought cigarettes directly from PM USA. In October 2004, the United States Supreme Court denied PM USA’s petition for further review. Trial is scheduled for July 2005.

Certain Other Actions

Italian Tax Matters: In recent years, approximately two hundred tax assessments alleging nonpayment of taxes in Italy were served upon certain affiliates of PMI. All of these assessments were resolved in 2003 and the second quarter of 2004, with the exception of certain assessments which were duplicative of other assessments. Legal proceedings continue in order to resolve these duplicative assessments.

Italian Antitrust Case: During 2001, the competition authority in Italy initiated an investigation into the pricing activities by participants in that cigarette market. In March 2003, the authority issued its findings, and imposed fines totaling 50 million euro on certain affiliates of PMI. PMI’s affiliates appealed to the administrative court, which rejected the appeal in July 2003. PMI believes that its affiliates have numerous grounds for appeal, and in February 2004, its affiliates appealed to the supreme administrative court. However, under Italian law, if fines are not paid within certain specified time periods, interest and eventually penalties will be applied to the fines. Accordingly, in December 2003, pending final resolution of the case, PMI’s affiliates paid 51 million euro representing the fines and any applicable interest to the date of payment. The 51 million euro will be returned to PMI’s affiliates if they prevail on appeal. Accordingly, the payment has been included in other assets on Altria Group, Inc.’s consolidated balance sheets.

It is not possible to predict the outcome of the litigation pending against ALG and its subsidiaries. Litigation is subject to many uncertainties. As discussed above under “Recent Trial Results,” unfavorable verdicts awarding substantial damages against PM USA have been returned in 15 cases since 1999. The amount of the judgment has been paid in one of these cases and the remaining 14 cases are in various post-trial stages. It is possible that there could be further adverse developments in these cases and that additional cases could be decided unfavorably. In the event of an adverse trial result in certain pending litigation, the defendant may not be able to obtain a required bond or obtain relief from bonding requirements in order to prevent a plaintiff from seeking to collect a judgment while an adverse verdict is being appealed. An

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unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of judges and jurors with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation.

ALG and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Except as discussed elsewhere in this Note 19. Contingencies: (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related litigation; (ii) management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending tobacco-related litigation; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any.

The present legislative and litigation environment is substantially uncertain, and it is possible that the business and volume of ALG’s subsidiaries, as well as Altria Group, Inc.’s consolidated results of operations, cash flows or financial position could be materially affected by an unfavorable outcome or settlement of certain pending litigation or by the enactment of federal or state tobacco legislation. ALG and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts against it. All such cases are, and will continue to be, vigorously defended. However, ALG and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of ALG’s stockholders to do so.

Third-Party Guarantees

At December 31, 2004, Altria Group, Inc.’s third-party guarantees, which are primarily related to excise taxes, and acquisition and divestiture activities, approximated $468 million, of which $305 million have no specified expiration dates. The remainder expire through 2023, with $134 million expiring during 2005. Altria Group, Inc. is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures. Altria Group, Inc. has a liability of $44 million on its consolidated balance sheet at December 31, 2004, relating to these guarantees. In the ordinary course of business, certain subsidiaries of ALG have agreed to indemnify a limited number of third parties in the event of future litigation.

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Note 20. Quarterly Financial Data (Unaudited):

	2004 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$21,721	$22,894	$22,615	$22,380

Gross profit	$7,392	$7,761	$7,517	$7,334

Earnings from continuing operations	$2,185	$2,608	$2,637	$1,990
Earnings (loss) from discontinued operations	9	19	11	(43)

Net earnings	$2,194	$2,627	$2,648	$1,947

Per share data:
Basic EPS:
Continuing operations	$1.07	$1.27	$1.29	$0.97
Discontinued operations		0.01		(0.02)

Net earnings	$1.07	$1.28	$1.29	$0.95

Diluted EPS:
Continuing operations	$1.06	$1.26	$1.28	$0.96
Discontinued operations	0.01	0.01	0.01	(0.02)

Net earnings	$1.07	$1.27	$1.29	$0.94

Dividends declared	$0.68	$0.68	$0.73	$0.73

Market price - high	$58.96	$57.20	$50.30	$61.88
- low	$52.49	$44.75	$44.50	$45.88

	2003 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$19,247	$20,696	$20,809	$20,568

Gross profit	$6,867	$7,433	$7,349	$6,970

Earnings from continuing operations	$2,166	$2,410	$2,468	$2,077
Earnings from discontinued operations	20	27	22	14

Net earnings	$2,186	$2,437	$2,490	$2,091

Per share data:
Basic EPS:
Continuing operations	$1.07	$1.19	$1.22	$1.02
Discontinued operations	0.01	0.01	0.01	0.01

Net earnings	$1.08	$1.20	$1.23	$1.03

Diluted EPS:
Continuing operations	$1.06	$1.19	$1.21	$1.02
Discontinued operations	0.01	0.01	0.01

Net earnings	$1.07	$1.20	$1.22	$1.02

Dividends declared	$0.64	$0.64	$0.68	$0.68

Market price - high	$42.09	$46.20	$47.07	$55.03
- low	$27.70	$27.75	$38.72	$43.85

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

During 2004 and 2003, Altria Group, Inc. recorded the following pre-tax charges or (gains) in earnings from continuing operations:

	2004 Quarters
	1st	2nd	3rd	4th
	(in millions)
Domestic tobacco headquarters relocation charges	$10	$10	$5	$6
International tobacco E.C. agreement		250
Provision for airline industry exposure				140
Losses (gains) on sales of businesses			8	(5)
Asset impairment and exit costs	308	160	62	188

	$318	$420	$75	$329

	2003 Quarters
	1st	2nd	3rd	4th
	(in millions)
Domestic tobacco legal settlement		$182		$20
Domestic tobacco headquarters relocation charges		9	$27	33
Gains on sales of businesses			(23)	(8)
Integration costs				(13)
Asset impairment and exit costs			6	80

	$—	$191	$10	$112